Exhibit 10.5

LEASE AGREEMENT

FROM

WEXFORD MIAMI, LLC,
LANDLORD

TO

LONGEVERON, LLC,
TENANT

PREMISES:

1951 NW 7TH AVENUE,
MIAMI, FL 33136

DATED: October 6, 2015

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32.	SURVIVAL.	47
33.	FORCE MAJEURE.	48
34.	TIME OF THE ESSENCE.	48
35.	HEADINGS.	48
36.	RULES AND REGULATIONS.	48
37.	LEASE BINDING UPON DELIVERY; NO OPTION.	48
38.	TENANT’S FINANCIAL STATEMENTS.	48
39.	RENEWAL OPTION.	49
40.	GROUND LEASE PROVISIONS.	50
41.	SECURITY DEPOSIT.	51
42.	PARKING.	54
43.	EB-5 / REPORTING.	54
44.	SIGNAGE.	55
45.	RIGHT OF FIRST REFUSAL.	56
46.	RIGHT OF FIRST OFFER.	57
47.	RELOCATION TO NEW BUILDING.	58

SCHEDULES

1	Payment Instructions

EXHIBITS

A	Drawing of the Premises

B	The Land

C-1	Work Letter

C-2	Form of Additional TI Allowance Acceptance Letter

C-3	Insurance Requirements

C-4	Form of Lien Waiver

D	Rules and Regulations

E	Form of Rent Commencement Certificate

F	Hazmat Rules

G	Form of Report

H	Letter of Credit

I	Form of Estoppel Certificate

J	Reserved Parking

K	Temporary Banner

L	Existing Building Systems and Equipment

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT made this 6th day of October 2015 (the “Effective Date”) between WEXFORD MIAMI, LLC., a Delaware limited liability company (“Landlord”) and LONGEVERON, LLC, a Delaware limit liability company (“Tenant”).

W I T N E S S E T H:

1. PREMISES DEMISED.

(a) Landlord leases and demises to Tenant, and Tenant rents and leases from Landlord, the following described space (the “Premises”), which Premises are shown on Exhibit A attached hereto and made a part hereof and are located in that certain research and office building commonly known as University of Miami Life Science & Technology Park Building #l, Miami, Florida (the “Building”):

Floor(s):	Fifth (5th) Floor

Rentable Square Footage (“RSF”):	Approximately 15,000 RSF

The Building is located upon the land more particularly described on Exhibit B attached hereto and made a part hereof (the “Land”), which is located in the University of Miami Life Science & Technology Park (the “Park”) and which Land has been ground leased to Landlord by the University of Miami and 7th Avenue Market, LLC (collectively, “Ground Lessor”) pursuant to a Ground Lease Agreement dated April 16, 2009 (as it has been and may hereafter be amended, the “Ground Lease”). The Land, together with the Building and the Common Areas (as hereinafter defined), is hereinafter collectively referred to as the “Property”.

(b) The parties agree that (i) the Building contains 251,80l RSF, (ii) the Premises contains approximately 15,000 RSF, and (iii) the “Tenant’s Pro Rata Share” hereunder shall equal 5.96%.

(c) The Premises shall include the appurtenant right to use, in common with others, the public lobbies, lavatories, entrances, stairs, corridors, elevators, and other public portions of the Building and the sidewalks, driveways, access roads, parking areas and garages, and other Park amenities available to the Landlord (the “Common Areas”), subject in all instances and under all circumstances to (i) the terms and conditions of this Lease, including, without limitation, the limitations and conditions regarding parking set forth in Section 42 hereof, (ii) any restrictions, limitations obligations or covenants imposed on Landlord relating to any of the foregoing areas, (iii) that certain reciprocal easement agreement dated February19, 2010 (as the same may be amended, the “REA”), and (iv) Landlord’s right to alter, improve, modify and, to the extent necessary, temporarily block off access to, portions of such Common Areas to the extent necessary and reasonable to do so, and further subject to the provisions of this Lease. The Common Areas, and the use thereof and access thereto through the Premises for the purposes of operation, maintenance, inspection, display and repairs are hereby reserved to Landlord. No easement for light, air or view is granted or implied hereunder, and the reduction or elimination of Tenants light, air or view will not affect Tenant’s liability or obligations under this Lease.

(d) Upon written request of Tenant received by Landlord no later than thirty (30) days after Substantial Completion of the Tenant Improvements (as hereinafter defined) or upon written request of Landlord received by Tenant no later than thirty (30) days after Substantial Completion of the Tenant Improvements, the Premises (as completed in accordance with the Tenant Improvement Construction Documents (as defined in Exhibit C attached hereto and made a pan hereof (the “Work Letter”)), shall be measured by Landlord’s third-party architect (the “Architect”) using the 1996 BOMA, ANSI Z65.1 standard for rentable square footage. The Architect’s determination of the RSF of the Premises shall be binding upon the parties. Upon receipt of such Architect’s determination the parties shall amend this Lease to reflect the correct size of the Premises and “Tenant’s Pro Rata Share” hereunder which shall be based on the RSF of the Premises compared to the RSF of the Building.

(e) Tenant acknowledges and agrees that this Lease is subject and subordinate to all of the terms and conditions of the Ground Lease and all matters recorded against the Land and to any and all modifications, extensions or replacements thereof now or hereinafter occurring. Landlord hereby represents that it has provided to Tenant a true and correct copy of the Ground Lease, and during the Term will provide true and correct copies of any and all modifications, extensions or replacements thereof. Landlord represents and warrants that it has the right and authority to enter into this Lease with Tenant. Landlord shall have the right to enter into any modifications, extensions or replacements of the Ground Lease in its sole discretion, provided that Tenant shall not be bound by any such modification, extension or replacement to the extent that it materially and adversely affects the rights and obligations of Tenant under this Lease. Tenant agrees to perform all of the obligations of Landlord as tenant under the Ground Lease to the extent applicable to the Premises.

2. TERM.

(a) The term of this Lease (the “Term”) shall commence on the Term Commencement Date (as hereinafter defined) and shall expire on 11:59 p.m. the last day of the one hundred twenty-sixth (126th) full calendar month after the Term Commencement Date (as hereinafter defined) (the “Expiration Date”), unless sooner terminated as herein provided. This Lease shall be effective and enforceable between Landlord and Tenant upon the Effective Date, whether such Effective Date occurs on, prior to, or after the Term Commencement Date.

(b) “Lease Year” as used herein shall mean (i) each and every consecutive twelve (12) month period during the Term of this Lease, or (ii) in the event of Lease expiration or termination, the period between the last complete Lease Year and said expiration or termination. The first such twelve (12) month period shall commence on the Term Commencement Date. If the Tern Commencement Date is any day other than the first day of the month, then the first Lease Year shall include the partial month in which the Term Commencement Date occurs and the next consecutive twelve (12) months.

3. RENTAL.

(a) Base Rental. Tenant shall pay to Landlord at the address set forth in the payment instructions attached hereto as Schedule 1, or at such other place as Landlord may designate in writing, without demand, deduction or setoff, an annual base rental (said rent, as the same may be adjusted from time to time, is herein referred to as the “Base Rental”), due and payable in equal monthly installments (the “Monthly Base Rental”) in advance commencing on the Tern Commencement Date and continuing on the first (1st) day of each calendar month during the Term. The annual Base Rental and monthly Base Rental for each Lease Year falling within the Term shall be in amounts as set forth below:

Period	Base Rental/RSF	Annual Base Rental	Monthly Bose Rental
Lease Year l	$34.00	$510,000.00	$42,500.00
Lease Year2	$34.85	$522,750.00	$43,562.50
Lease Year 3	$35.72	$535,800.00	$44,650.00
Lease Year4	$36.61	$549,150.00	$45,762.50
Lease Year 5	$37.53	$562,950.00	$46,912.50
Lease Year 6	$38.47	$577,050.00	$48,087.50
Lease Year 7	$39.43	$591,450.00	$49,287.50
Lease Year 8	$40.42	$606,300.00	$50,525.00
Lease Year 9	$41.43	$621,450.00	$51,787.50
Lease Year l0	$42.46	$637,050.00	$53,087.50

Should this Lease commence on other than the first (1st) day or terminate at any time other than the last day of a calendar month, the amount of Base Rental due from Tenant shall be proportionately adjusted based on that portion of the month that this Lease is in effect. Tenant shall also pay all other sums of money that shall become due from Tenant under this Lease other than Base Rental (including, without limitation, Tenant’s Pro Rata Share of Operating Expenses and Taxes, parking fees, taxes, fees and charges for Tenant Utilities (as hereinafter defined), indemnification payments, and excess tenant improvement costs) (“Additional Rent”) without deduction, offset or counterclaim within the time periods set forth herein, and if no such period is established, then within thirty (30) days of receipt of Landlord’s written demand therefor containing the amount due and a reasonably detailed statement as to the nature of such Additional Rent. As used in this Lease, “Rent” shall mean Base Rental and Additional Rent.

(b) Notwithstanding the foregoing, the Base Rental (but not any Additional Rent) shall be abated for the first six (6) calendar months of the Term. Upon the occurrence of any Event of Default by Tenant under this Lease that is declared by Landlord to be an Event of Default and that continues beyond applicable notice and cure periods, and as a result of which Landlord exercises any of its rights or remedies under Section 16 of this Lease, the abatement of Base Rental provided herein shall automatically and forever terminate, and, from and after such Event of Default, Tenant shall be required to pay the full Base Rental provided herein without any abatement whatsoever.

(c) Triple Net Lease. This is a “triple net” lease. Tenant’s payment of Rent shall be completely net to Landlord so that this Lease yields to Landlord the net annual Base Rental and Tenant shall pay any and all Base Rental. Additional Rent and costs, expenses and obligations of every kind and nature whatsoever relating to the Premises without setoff, deduction, counterclaim or abatement, except as specifically and expressly (and not impliedly) provided in this Lease. Except as otherwise expressly set forth in the Lease, Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by (i) any Legal Requirements now or hereafter applicable to the Premises, (ii) any other restriction on Tenant’s use, (iii) except as expressly provided herein, any casualty or taking or (iv) any other occurrence; and Tenant waives all rights now or hereafter existing to terminate e or cancel this Lease or quit or surrender the Premises or any part hereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant’s obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term of this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant’s obligations with respect to any other period.

(d) Payment of Operating Expenses and Taxes.

(i) Upon the Term Commencement Date, and then at least thirty (30) days prior to each subsequent calendar year during the Term, Landlord shall advise Tenant in writing of its reasonable estimate of Tenant’s Pro Rata Share of the annual Operating Expenses for each calendar year and Taxes for each calendar year. Commencing on the Term Commencement Date and continuing on the first day of each calendar month thereafter during the Term, Tenant shall pay as Additional Rent, one-twelfth (1/12th) of the estimated Tenant’s Pro Rata Share of such Operating Expenses and Taxes concurrently with the Monthly Base Rental payment.

(ii) Within one hundred five (105) days after the close of each calendar year, Landlord shall deliver to Tenant an itemized statement prepared by Landlord’s property management company or chief operating officer, or by a certified public accountant (“Landlord’s Statement”) showing in reasonable detail the (A) actual Operating Expenses and Taxes for the previous year broken down by component expenses and, upon the request of Tenant, a copy of the applicable tax bill; (B) Tenant’s Pro Rata Share of such amounts; (C) the amount paid by Tenant during the year towards Operating Expenses and the amount paid by Tenant during the year towards the Taxes; and (D) the amount Tenant owes to Landlord, or the amount of the refund Landlord owes to Tenant on account of any underpayment or overpayment by Tenant. Any such amount due from Tenant to Landlord shall be paid within twenty (20) days after receipt of the most recent Landlord’s Statement. Any such refund due from Landlord to Tenant shall be credited against the next due payment of the estimated Tenant’s Pro Rata Share of Operating Expenses and Taxes or, if at the end of the Term, refunded to Tenant.

(iii) Landlord’s failure to submit a Landlord’s Statement to Tenant within one hundred five (105) days after the expiration of any calendar year shall not affect Tenant’s obligations to pay Tenant’s Pro Rota Share of Operating Expenses and Taxes.

(iv) If the Building is less than ninety-five percent (95%) occupied during any calendar year or pan thereof, Operating Expenses shall include all costs and expenses that Landlord reasonably determines that it would have paid or incurred during such calendar year if the Building had been ninety-five percent (95%) occupied. Upon request, Landlord shall provide reasonable details supporting Landlord’s calculation of these expenses.

(e) Tenant shall also pay (i) before any penalties or fines are assessed to the appropriate governmental authority any use and occupancy tax in connection with the Premises. In the event Landlord is required by law to collect such tax, Tenant shall pay such use and occupancy tax to Landlord as Additional Rent within twenty (20) days of demand and Landlord shall remit any amounts so paid to Landlord to the appropriate governmental authority in a timely fashion and shall provide Tenant with a record of such payment within twenty (20) days following a request from Tenant, and (ii) Tenant shall also pay to Landlord the applicable state sales tax on all Rent (including without limitation, the Parking Fees (hereinafter defined)) simultaneously with the payment by Tenant of the Rent as otherwise required by applicable legal Requirements.

(f) For the purposes hereof, the following definitions shall apply:

(i) “Operating Expenses” shall mean:

(A) All costs and expenses incurred or made by Landlord or charged to Landlord in the operation and management of the Property, exclusive of Taxes (as hereinafter defined). Operating Expenses shall expressly include, without limitation, (i) costs of cleaning, security, janitorial service, rubbish removal, heating, electricity air conditioning, utilities, risers/shafts and Building cable maintenance, tempered water and water for customary lavatory use, window cleaning, and maintenance and repairs, maintenance of the grounds, sidewalks, access roads, parking lots and/or garages and park amenities (ii) service contracts or other agreements with independent contractors for any of the foregoing (to the extent the same are priced at market rates for comparable services), including, but not limited to, elevator and HVAC maintenance, (iii) management fees, (iv) wages, salaries, benefits, payroll taxes and unemployment compensation insurance for employees of Landlord or any contractor of Landlord engaged in the cleaning, operating, maintenance or security of the Property, (v) the cost of all insurance including, without limitation, casualty, liability and loss of rent insurance equal to eighteen (18) month’s rent for the gross rent roll (including Additional Rent), and the amount of any insurance deductibles, (vi) reasonable legal fees, (vii) an allowance for depreciation over the useful life (as determined by Landlord) of any items or improvements properly chargeable to the capital account, (viii) payments. other than Taxes, to the city and/or county in which the Building is located and other agencies or governmental agencies including, but not limited to, water and sewer charges, (ix) fees and charges of the Park or of any association, or special district affecting the Property, (x) fees and charges, under any agreements affecting the Common Areas such as any reciprocal easement agreements, operation and maintenance agreements and park covenant and restriction agreements and the like, (xi) all rent, additional rent, and all other charges payable under the Ground Lease or any other ground lease or other lease to which this Lease is subject. (xii) supplies, (xiii) capital expenditures incurred (a) in replacing obsolete equipment, (b) for the primary purpose of reducing Operating Expenses or (c) required by any Governmental Authority to comply with changes in Applicable Laws that take effect after the Effective Date or to ensure continued compliance with Applicable Laws in effect as of the Effective Date, in each case amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with GAAP, and (xiv) (A) all costs of maintaining, managing, reporting, commissioning, and recommissioning the Building or any part thereof that was designed and/or built to be sustainable and conform with the U.S. EPA’s Energy Star® rating, the Green Building Initiative’s Green GlobesTM for Continual Improvement of Existing Buildings (Green GlobesTM-CIEB), or the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, and (B) all costs of applying, reporting and commissioning the Building or any part thereof to seek certification under the U.S. EPA’s Energy Star® rating, the Green Building Initiative’s Green GlobesTM for Continual Improvement of Existing Buildings (Green GlobesTM-CIEB), or the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system; provided, however, the cost of such applying, reporting and commissioning of the Building or any part thereof to seek certification shall be a cost capitalized and thereafter amortized as an Operating Expense under generally accepted accounting principles consistently applied (“GAAP”).

(B) The term “Operating Expenses” shall not include: (a) repairs or other work (including rebuilding) occasioned by fire, windstorm or other casualty or condemnation to the extent covered by Landlord’s insurance (but any deductibles may be included in Operating Expenses), (b) any cost (such as electricity or overtime services) to the extent such costs are separately charged to and payable by Tenant hereunder, (c) leasing commissions and expenses associated with procuring tenants, including, without limitation, lease concessions, lease take-over obligations, (d) interest on and amortization of debt, (e) interest and penalties for late payment of taxes, (f) wages or salaries of employees over the rank of property or building manager, (g) expenses resulting from any violation by Landlord of the terms of any ground or underlying lease or mortgage to which this Lease is subordinate, (h) fines and penalties (to the extent not attributable to any act or omission of Tenant or its agents, employees or contractors) which, under this Lease, are the responsibility or Landlord, (i) fees and costs of vendors providing services to or supplies for the Property for Landlord materially in excess of rates then customarily charged by vendors for the same services or supplies to buildings in the area, (j) fees and costs associated with any refinancing, of mortgage debt on the Property, or (k) any item for which reimbursement is actually made to Landlord from another source (e.g., insurance proceeds or payment from another tenant), (l) costs for repairs or other work to extent reimbursement is actually made from insurance proceeds, condemnation awards or other sources of payment: (m) court costs, fees of counsel and any other ancillary expenses incurred in connection with any other lease, (n) any amount payable by Landlord to any other tenant by reason of Landlord’s default in obligations to such tenant or as damages, reimbursement or indemnity to any person because of any act or omission of Landlord or its agents, (o) any expense in connection with services or other benefits of a type which Tenant is not entitled to receive under this Lease but which are provided without reimbursement or by direct payment to another tenant or occupant of the Building, (p) capital expenditures, except to the extent permitted under Section 3(f)(i)(A), and (q) any duplication of costs.

(C) Operating Expenses shall be determined in accordance with GAAP based upon reasonable projections.

(ii) “Taxes” shall mean:

(A) All payments in lieu of taxes (including payments in connection with so called tax investment financing transactions or similar transactions (collectively, “TIFs”), real estate taxes, personal property taxes, assessments (special or otherwise), sewer and water rents, rates and charges, and any other governmental levies, impositions and charges of a similar nature (“Impositions”), which may be levied, assessed or imposed on or in respect of all or any part of the Property and any improvements, fixtures and equipment of Landlord, real or personal, located in or around the Property.

(B) Any reasonable and appropriate expenses incurred by Landlord in contesting any of the foregoing or the assessed valuation of all or any part of the Property.

(C) If at any time during the Terms the methods of taxation prevailing at the Effective Date shall be altered so that in lieu of or as a substitute for the whole or any part of the Impositions now levied, assessed or imposed on all or any part of the Property, there shall be levied, assessed or imposed (a) an Imposition based on the income or rents received therefrom whether or not wholly or partially as a capital levy or otherwise, or (b) an Imposition measured by or based in whole or in part upon all or any part of the Property and imposed on Landlord, then all Impositions shall be deemed to be Taxes.

(D) If an appropriate governmental authority levies any use and occupancy tax, any payments for such use and occupancy tax (other than those paid or required to be paid by Tenant in respect of the Premises in accordance with Section 3(d) above, which shall be paid in accordance with Section 3(d)).

(E) “Taxes” shall not include any penalties or interest paid by Landlord on account of taxes.

(g) Tenant Utility Charge.

(i) Notwithstanding the foregoing, the Premises shall be separately sub-metered (i) for all electricity used at or in connection with the Premises, including, but not limited to, electricity for lights, office machinery and equipment, any appliances, and air conditioning, (ii) for all water consumption for customary lavatory use and Tenant’s permitted use; (iii) for gas service, and (iv) for use of any back-up generator serving the Premises (“Tenant Utilities”). Landlord shall bill Tenant and Tenant shall pay separately for the Tenant Utilities based upon the sub-meter measuring consumption at the Premises and such utilities shall be considered Additional Rent hereunder (which sub meter shall be installed by Tenant as part of the Tenant Improvements (as hereinafter defined) at Tenant’s sole cost and expense) and at the same rate that Landlord is billed by the applicable utility company. Utility costs for Building systems (including, without limitation, HVAC and elevators) and Common Areas shall be Operating Expenses and shall not be included as pan of the Tenant Utilities charges.

(ii) For any utilities serving the Premises for which Tenant is billed directly by such utility provider. Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, authorization to allow Landlord to access Tenant’s usage information necessary for Landlord to complete an ENERGY STAR® Statement or Performance (or similar comprehensive utility usage report (e.g., related to Labs 21), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months, or such other period of time as may be reasonably requested by Landlord. Tenant acknowledges that any utility information for the Premises, the Building and the Property may be shared with third parties, including Landlord’s consultants and governmental authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

(iii) Notwithstanding anything to the contrary contained herein, Tenant shall be responsible for paying Tenant Utilities prior to the Term Commencement Date from and after the installation of the sub meter for each applicable Tenant Utility.

(h) Adjustment for Partial Years. Should the Term commence at any time other than the first day or terminate on other than the last day or a calendar year the amount of Additional Rent due from Tenant shall be proportionately adjusted based on that portion of the year that this Lease was in effect. If the Term has expired or the Lease has been terminated, the obligation of Tenant to pay Tenant’s Pro Rata Share of Taxes for the final Tax Year through the date on which this Lease expired or was terminated, and Landlord’s obligation to reimburse Tenant for any overpayment on account thereof, shall each survive such expiration or termination.

(i) Additional Rent Not Base Rental. Tenant’s payments of Additional Rent shall not be deemed payments of Base Rental as that term is construed relative to governmental wage and price controls or analogous governmental actions affecting the amount of Rent which Landlord may charge Tenant for the Premises.

(j) Late Charge. Tenant acknowledges that Tenant’s failure to pay Base Rental and Additional Rent promptly may cause Landlord to incur unanticipated costs which are impractical or extremely difficult to ascertain and may include, without limitation, processing and accounting charges and late charges imposed on Landlord by any ground lease, mortgage or deed of trust. As a result, if Landlord does not receive any payment within five (5) days of the due date, and such failure continues for a period of ten (10) days after written notice to Tenant (provided, however, in no event shall Landlord be obligated to give Tenant more than two (2) such written notices during any twelve (l2) month period), Tenant shall pay Landlord, a late charge equal to five percent (5%) of the overdue amount, which charge Landlord and Tenant agree represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment. Landlord’s acceptance of the late charge shall in no event constitute a waiver of Tenant’s default with respect to any overdue amount nor prevent Landlord from exercising any other rights or remedies granted under this Lease and/or applicable law. In addition, any payment of Base Rent, Additional Rent or other sum due under this Lease which is not paid to Landlord within five (5) days of when due and payable shall bear interest at the lesser of the rate of interest which is two percent (2%) over the announced prime rate of Bank of America, N.A., or any successor thereto or the highest rate permitted by law (the “Default Rate”).

(k) Landlord’s Statement shall be final and binding upon Tenant unless Tenant, within sixty (60) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor; provided that Tenant shall in all events pay the amount specified in Landlord’s Statement, pending the results of the Independent Review and determination of the Accountant(s), as applicable and as each such term is defined below. If, during such thirty (30)-day period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s Statement, Landlord shall provide Tenant with reasonable access to Landlord’s books and records to the extent relevant to determination of Operating Expenses, and such information as Landlord reasonably determines to be responsible to Tenant’s written inquiries. In the event that, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Pro Rata Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm hired by Tenant on an hourly basis and not on a contingent fee basis (at Tenant’s sole cost and expense) and approved by Landlord (which approval Landlord shall not unreasonably withhold or delay) audit and review such of Landlord’s books and records for the year in question as directly related to the determination of Operating Expenses for such year (the “Independent Review”), but not books and records of entities other than Landlord. Landlord shall make such books and records available at the location where Landlord maintains them in the ordinary course of its business. Landlord need not provide copies of any books or records. Tenant shall commence the Independent Review within fifteen (15) days after the date Landlord bas given Tenant access to Landlord’s books and records for the Independent Review. Tenant shall complete the Independent Review and notify Landlord in writing of Tenant’s specific objections to Landlord’s calculation of Operating Expenses (including Tenant’s accounting firm’s written statement of the basis, nature and amount of each proposed adjustment) no later than sixty (60) days after Landlord has first given Tenant access to Landlord’s books and records for the Independent Review. Landlord shall review the results of any such Independent Review. The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review. If, as of sixty (60) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the Miami metropolitan area (the “Accountant”). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses. The Accountants may not select or designate any other determination of Operating Expenses. The determination of the Accountant(s) shall bind the parties. If the parties agree or the Accountant(s) determine that the Operating Expenses actually paid by Tenant for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the parties agree or the Accountant(s) determine that Tenant’s payments of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such results. If the Independent Review reveals or the Accountant(s) determine that the Operating Expenses billed to Tenant by Landlord and paid by Tenant to Landlord for the applicable calendar year in question exceeded by more than ten percent (10%) what Tenant should have been billed during such calendar year, then Landlord shall pay the reasonable cost of the Independent Review, and the reasonable cost of the Accountant(s). In all other cases Tenant shall pay the cost of the Independent Review and the Accountant(s).

4. POSSESSION AND COMMENCEMENT DATE.

(a) The “Term Commencement Date” shall be the date that is ten (10) months after the Effective Date of this Lease (provided, however, that if Tenant provides written notice within such 10-month period, along with evidence reasonably satisfactory to Landlord, that it has encountered delays in permitting or other matters related to the Tenant Improvements that are beyond its control, then Landlord shall grant an extension of such 10-month period by an additional two (2) months). When the Term Commencement Date has been established, the parties shall execute and deliver an instrument in substantially the form attached hereto as Exhibit E specifying the actual Term Commencement Date and the Expiration Date of the Term. Failure to execute and deliver such acknowledgement, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use (hereinafter defined) by Tenant shall not serve to extend the Term Commencement Date. The terms “Substantially Complete” or “Substantial Completion” mean that the Tenant Improvements are substantially complete in accordance with the Tenant Improvement Construction Documents (as defined in the Work Letter), except for minor punch list items, as evidenced by a certificate of occupancy or local equivalent (temporary or final) issued by the appropriate governmental authority, provided that under no circumstances shall Landlord be required to obtain any GMP validation or certification.

(b) Tenant shall cause the Tenant Improvements to the Premises to be constructed pursuant to the work letter attached hereto as Exhibit C-1 (the “Work Letter”) at a cost to Landlord not to exceed (a) One Million Seven Hundred Twenty-Five Thousand Dollars ($1,725,000) (based upon $115 per RSF and subject to change based upon the RSF of the Premises as of the Term Commencement Date) (the “Base TI Allowance”), plus (b) if properly requested by Tenant pursuant to this Section, an additional Three Hundred Seventy-Five Thousand Dollars ($375,500) (based upon $25 per RSF and subject to change based upon the RSF of the Premises as of the Term Commencement Date) (the “Additional TI Allowance”), for a total of Two Million One Hundred Thousand ($2,100,000) (based upon $140 per RSF and subject to change based upon the RSF of the Premises as of the Term Commencement Date). The Base TI Allowance, together with the Additional TI Allowance (if properly requested by Tenant pursuant to this Section), shall be referred to herein as the “TI Allowance.” The TI Allowance may be applied to the costs of (o) construction, (p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the Tenant Improvements, (r) costs and expenses for labor, material, equipment and fixtures, (s) trash and debris removal, (t) insurance costs, (u) costs associated with sustainability practices, and (v) documentation, registration and certification costs. In no event shall the TI Allowance be used for (w) payments to Tenant or any affiliates of Tenant (which shall not include third-party contractors or consultants engaged under arm’s-length contracts in connection with the Tenant Improvements), (x) the purchase of any furniture, personal property, information technology or audio/visual improvements, or other non-building system equipment (provided that wiring shall be Permitted), (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

(c) If Tenant requests all or any portion of the Additional TI Allowance, then Base Rental shall be increased by Fourteen Cents ($0.14) per One Dollar ($l.00) of the Additional TI Allowance disbursed by Landlord in accordance with this Lease, to include the amount of the Additional TI Allowance amortized over the initial Term. Tenant shall have until the date that is one (1) year after the Effective Date of this Lease (the “TI Deadline”), to expend the unused portion of the TI Allowance, after which date Landlord’s obligation to fund such costs shall expire. The amount by which Base Rental shall be increased shall be determined (and Base Rental shall be increased accordingly) as of the Term Commencement Date and, if such determination does not reflect use by Tenant of all of the Additional TI Allowance, shall be determined again as of the TI Deadline, with Tenant paying (on the next succeeding day that Base Rental is due under this Lease (the “TI True-Up Date”)) any underpayment of the further adjusted Base Rental for the period beginning on the Term Commencement Date and ending on the TI True-Up Date.

(d) To the extent that the total projected cost of the Tenant Improvements (as reasonably projected by Landlord based on the TI Construction Contract) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall pay the costs of the Tenant Improvements on a pari passu basis with Landlord as such costs are paid, in the proportion of Excess TI Costs payable by Tenant to the Base TI Allowance (and, if properly requested by Tenant pursuant to this Lease, the Additional TI Allowance) payable by Landlord. If the actual Excess TI Costs are less than the Excess TI Costs paid by Tenant, Landlord shall credit Tenant with the overage paid by Tenant against Tenant’s Rent (as defined below) obligations, beginning after Landlord has completed the final accounting for the Tenant Improvements. Landlord shall not be obligated to expend any portion of the Additional TI Allowance until Landlord shall have received from Tenant a letter in the form attached as Exhibit C-2 hereto executed by an authorized officer of Tenant. In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under this Lease. Landlord’s funding of the TI Allowance shall be in accordance with the terms of the Work Letter, and Landlord shall not be required to fund any Fund Request until Tenant has satisfied the conditions set forth in the Work Letter.

(e) Prior to entering upon the Premises, Tenant shall furnish to Landlord evidence reasonably satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Section 12 are in effect, and such entry shall be subject to all the Terms and conditions of this Lease other than the payment of Base Rental or Tenant’s Pro Rata Share of Operating Expenses and Taxes.

(f) By taking possession of the Premises to perform the Tenant Improvements, Tenant shall be deemed to have accepted the Premises as being in good and satisfactory order, condition and repair for the use intended under this Lease, except for the existence of latent defects not ascertainable as of the Effective Date of which Tenant notifies Landlord in writing within twelve (12) months of the Effective Date. Except for such latent defects, Landlord shall have no obligation whatsoever to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof except as otherwise expressly provided herein or agreed upon in writing by Landlord, and the parties hereto affirm that Landlord has made no representations to Tenant respecting the condition of the Premises or the Property, except as specifically herein set forth in writing.

5. USE.

(a) Tenant shall have access to the Premises twenty-four (24) hours per day, three hundred sixty-five (365) days per year. Tenant shall occupy and use the Premises only for laboratory, research and development, biological manufacturing, and research-related functions, including but not limited to examinations and interviews of trial participants, donor specimen collection, and patient care and interaction (but in no event may Tenant conduct Phase I-IIA clinical research trials for unaffiliated third panics), and office purposes that promote, encourage and stimulate medical educational programs of the University of Miami through translational research that is academically related to or ancillary to the academic function of the University of Miami, including research in the natural, social and biological sciences, and including office use and other facilities incidental or ancillary to such activities. All permitted uses shall comply with Legal Requirements relating to the use, condition, access to and occupancy of the Premises. Tenant agrees to conduct its business in the manner and according to the generally accepted business principles of the business or profession in which Tenant is engaged. In all events, the uses of the Premises shall remain consistent with those of other facilities within the Park. Any material change in use shall be subject to the Landlord’s review and reasonable approval.

(b) Notwithstanding anything to the contrary provided in this Section 5, Tenant shall not use or occupy the Premises or any portion thereof, permit or suffer the same to be used or occupied and/or do, or permit or suffer anything so be done, in or on the Premises or any part thereof, that would, in any manner or respect:

(i) violate any certificate of occupancy or Legal Requirement in force relating to the Premises or the Rules (as hereinafter defined) or cause an unreasonable amount of use of any of the services provided in the Building;

(ii) make void or voidable any insurance then in force with respect to the Premises, or render it impracticable to obtain fire or other insurance thereon required to be furnished by Landlord or Tenant under this Lease;

(iii) cause structural or other injury to the Premises or the Property (or any portion thereof), or constitute a private or public nuisance or waste;

(iv) render the Premises incapable of being used or occupied after the expiration or sooner Termination of the Term of this Lease for the purposes for which the same were permitted to be used and occupied on the day upon which Tenant shall first open the Premises for business to the public, except for ordinary wear and tear and damage by fire or other casualty and repairs for which Tenant is not responsible under this Lease;

(v) violate the provisions of Section 8 hereof; and/or

(vi) violate the Ground Lease, the REA or any other recorded document affecting the use and occupancy of the Building.

(c) Landlord has financed, or may in the future finance from time to time, all or a portion of the construction of certain improvements on portions of the Property (or other property owned or leased by Landlord or its affiliates in the vicinity of the Property) with certain loans and/or grants that require Landlord to submit reports and information to the lending and/or granting organization. For this purpose, Tenant hereby agrees (i) to fully and accurately complete and deliver to Landlord as reasonably requested, within a reasonable time after written request by Landlord, such reports and/or other commercially reasonable information (including, without limitation, employee counts and anonymous general salary information regarding Tenant’s employees at the Premises, but not salary information for particular persons) as may be required by the aforementioned lending and/or granting organization(s) from time to time, and (ii) to cooperate with Landlord in complying with the commercially reasonable requirements of such loans and/or grants and to provide any commercially reasonable information related thereto and requested by Landlord from time to time within a reasonable time after reasonable written request therefor. An example of a form currently required to be provided to a lending or granting institution is attached hereto as Exhibit G.

(d) In addition to the general requirements set forth above, Tenant shall not use, operate, maintain or alter the Premises, or allow or suffer the actions of third parties in their use, operation, maintenance or alteration of the Premises, so as to violate the Tax Credit Requirements, as defined and set forth below.

(i) The terms that follow have the indicated definitions:

(A) “Code” means the Internal Revenue Code of 1986, as amended.

(B) “IRS” means the Internal Revenue Service.

(C) “New Markets Tax Credits” means federal income tax credits available under Section 45D of the Code, as subsequently modified, amended or replaced to provide substantially the same economic benefits.

(D) “Tax Credit Requirements” means all present and future applicable laws, statutes, treaties, rules, orders, ordinances, codes, regulations, requirements, permits, and interpretations by, and applicable judgments, decrees, injunctions, writs and like action, even if unforeseen or extraordinary, necessary or applicable under the Tax Credits for the use and/or maintenance and/or replacement of any part of the Building.

(E) “Tax Credits” means New Markets Tax Credits.

(F) “Treasury Regulations” means regulations, rulings and explanations issued to implement, explain, clarify and define provisions of the Code.

(ii) In particular, as may be required under the New Markets Tax Credits, Tenant shall not allow the Premises or any part thereof to be used for any of the following uses:

(A) any trade or business consisting of the operation of (l) a private or commercial golf course, (2) a country club, (3) a massage parlor, (4) a hot tub facility, (5) a suntan facility, (6) a racetrack, (7) any facility used for gambling, or (8) any residential purpose;

(B) any store the principal business of which is the sale of alcoholic beverages for consumption off-premises; or

(C) any other trade, business or activity prohibited to be carried on by any amendment to Section 45D of the Code and the Treasury Regulations thereto, or any other guidance published by the IRS.

(e) Provided that no Event of Default, or event which, with the giving of notice or the passage of time, or both, could result in an Event of Default, exists under this Lease, Landlord shall not lease, demise, license or grant any use or occupancy rights to any other party, as a primary use at the Property, for the production and/or manufacturing of autologous and/or allogeneic stem cells sourced from bone marrow, adipose tissue, blood, cardiac tissue or other human or animal sources including umbilical cord (the “Exclusive Use”). The Exclusive Use shall not apply to or restrict occupants under any existing leases at the Property as of the Effective Date of this Lease, or Miami CIC, LLC or its licensees (collectively, the “Existing Users”), or any renewal or extension of an existing lease by an Existing User, or any new lease at the Property entered into with an Existing User. Tenant’s right to the Exclusive Use shall be of no force or effect if Tenant elects to cease using the Premises for the Exclusive Use. Tenant shall notify Landlord of Tenant’s election to cease such use within thirty (30) days after the cessation of such use. Landlord shall not be in breach of this Section if a tenant or occupant at the Building, under a lease with Landlord that prohibits such use, nonetheless uses its premises for an Exclusive Use. In such event, Landlord shall use reasonable commercial efforts (not including terminating such lease) to cause such tenant or occupant to cease such use.

6. TENANT’S CARE OF THE PREMISES.

(a) Tenant will take good care of the Premises and the fixtures and appurtenances therein, so as to maintain the Premises in a first-class condition and state of repair, reasonable wear and tear and other damage beyond Tenant’s reasonable control expressly excepted, and will neither intentionally commit nor suffer any active or permissive waste or injury thereof that is within Tenant’s reasonable control. Without limiting the foregoing, Tenant shall, at Tenant’s sole cost and expense, promptly make all needed maintenance, repairs, and replacements, internal and external, foreseeable or unforeseeable, in and to:

(i) the Premises including, without limitation, the interior windows and window frames, and doors and door frames, entrances, floors and signs;

(ii) the water, electric, sewer, gas, telephone, telecommunications, standpipe, sprinkler and other utility connections, lines, pipes, mains and other installations located within and which exclusively serve the Premises, as well as all fixtures, machinery and equipment, now or hereafter servicing, belonging to, or used in connection with the Premises exclusively and/or Tenant’s use, occupancy, or operation of the same;

(iii) any supplemental air conditioning system and the components of all heating and air conditioning systems located in the Premises and serving the Premises;

(iv) all fire and life safety machinery and equipment exclusively serving the Premises;

(v) all of Tenant’s signage (both interior and exterior) and all other facilities and equipment of Tenant located outside of the Premises;

(vi) all improvements, systems, equipment, and other installations, including, without limitation, all related lines, conduits, pipes, cabling, connections and the like, located outside of the Premises that were installed by Tenant or installed by Landlord for Tenant as part of the Tenant Improvements or otherwise pursuant to this Lease;

(vii) any generator serving the Premises exclusively; and

(viii) all non-structural, non-capital repairs and replacements, ordinary and extraordinary, foreseen or unforeseen, in and to the Premises.

(b) All such maintenance, repairs and replacements and any alterations permitted or required hereunder shall be done at Tenant’s sole cost and expense by persons requested by Tenant, and any alterations or improvements shall require the prior consent in writing of Landlord, as provided in Section 6(c) below. Tenant shall, at Tenant’s sole expense, by persons requested by Tenant and consented to in writing by Landlord, promptly repair any injury or damage to the Premises, the Common Areas, the Building and its systems, and other portions of the Building not constituting the Premises or the Property caused by the misuse or neglect thereof by Tenant, by Tenant’s contractors, subcontractors, customers, employees, licensees, agents, or invitees permitted or invited (whether by express or implied invitation) on the Premises by Tenant, or by Tenant moving in or out of the Premises. All bulbs, tubes and lighting fixtures for the Premises installed or maintained by Tenant must comply with Landlord’s sustainability practices, including any third-party rating system concerning the environmental compliance of the Building or the Premises, as the same may change from time to time. Tenant is responsible for reporting lighting purchases to Landlord in a format suitable to Landlord. All maintenance and repairs made by Tenant must comply with Landlord’s reasonable sustainability practices, including any third-party rating system concerning the environmental compliance of the Building or the Premises, as the same may change from time to time and as notified by Landlord to Tenant in writing, Landlord shall notify Tenant of any and all sustainability practice requirements imposed on the Premises by any Mortgage encumbering the Building.

(c) Except for the Tenant Improvements made in accordance with the Work Letter, and as otherwise provided below, Tenant will not, without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, make alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation, or other work (whether major or minor) of any kind in, at, or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold; provided, however, that in the event any proposed Alteration affects (i) any structural portions of the Building, including exterior walls, roof, foundation, foundation systems (including barriers and subslab systems), or core of the Building, (ii) the exterior of the Building or (iii) any Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then Landlord may withhold its approval with respect thereto in its sole and absolute discretion. Tenant shall, in making any such Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall be in Landlord’s sole and absolute discretion. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record, (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Twenty-Five Thousand Dollars ($25,000) in any one instance, (z) such Cosmetic Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, or adversely affect, the Building systems, (iii) affect the exterior of the Building or (iv) trigger any requirement under Legal Requirements that would require Landlord to make any alteration or improvement to the Premises, the Building or the Property. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Cosmetic Alterations.

(d) No later than the last day of the Term or earlier termination as provided herein, Tenant will remove all Tenant’s personal property, telephone, data and other cabling, and repair all injury done by or in connection with installation or removal of said property and surrender the Premises (together with all keys, access cards or entrance passes to the Premises and/or Building) in as good a condition as they were at the beginning of the Term, reasonable wear and tear, unrepaired casualty not caused by Tenant and condemnation excepted. All property of Tenant remaining in the Premises after expiration or earlier termination of the Term shall be deemed conclusively abandoned and may be removed by Landlord, and Tenant shall reimburse Landlord for the cost of removing the same, subject however, to Landlord’s right to require Tenant to remove any improvements or additions made to the Premises by Tenant pursuant to the preceding Section.

(e) In doing any work in the Premises, Tenant will use only contractors or workers consented to by Landlord in writing prior to and mutually agreed upon by Tenant, the time such work is commenced and such consent shall not be unreasonably withheld, conditioned, or delayed. Within twenty (20) days of notice thereof, Tenant shall remove or bond in a manner satisfactory to Landlord any lien or claim of lien for material or labor claimed against the Premises or the Property or any portion thereof, or both, by such contractors or workmen if such claim should arise, and hereby indemnifies and holds Landlord harmless from and against any and all losses, costs, damages, expenses or liabilities including, but not limited to, reasonable attorney’s fees, incurred by Landlord, as a result of or in any way related to such claims or such liens. All work shall be performed in accordance with the Legal Requirements. Should Tenant fail to discharge or bond against any such lien or claim of lien, Landlord may, at Landlord’s election, pay such claim or post a statutory lien bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall within twenty (20) days reimburse Landlord for the costs thereof as Additional Rent.

(f) All personal property brought into the Premises by Tenant, its employees, licensees and invitees shall be at the sole risk of Tenant, and Landlord shall not be liable for theft thereof or of money deposited therein or for any damages thereto, such theft or damage being the sole responsibility of Tenant.

(g) Tenant, at its expense, shall comply with all present or future laws, statutes, ordinances, rules, orders, regulations and rulings of any Federal, state or local government or governmental authority, board or agency affecting the Premises (the “Legal Requirements”) and with any reasonable requirements of the insurance companies insuring Landlord against damage, loss or liability for accidents in or connected with the Premises to the extent that the same shall affect or be applicable to (i) Tenant’s particular manner of use of the Premises (as opposed to its mere use thereof), (ii) Alterations and improvements made by Tenant, or (iii) a breach by Tenant of its obligations under this Lease, it being understood that Landlord shall be responsible for complying with Legal Requirements or insurance requirements imposed on the Building generally and which would have to be complied with whether or not Tenant was then in occupancy of the Premises, subject to reimbursement by Tenant to Landlord pursuant to Section 3(c) hereof. Nothing herein contained, however, shall be deemed to impose any obligation upon Tenant to make any structural changes or repairs unless necessitated by Tenant’s acts or omissions or by reason of a particular use by Tenant of the Premises.

(h) The parties acknowledge that Title Ill of the Americans With Disabilities Act or 1990 and the regulations and rules promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for accessibility and barrier removal, and that such requirements may or may not apply to the Premises and the Property depending on, among other things: (i) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (ii) whether such requirements are “readily achievable”, and (iii) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (x) Landlord shall be responsible for ADA Title III compliance in the Common Areas, (y) Tenant shall be responsible for ADA Title III compliance within the Premises, and (z) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by alterations within the Premises made subsequent to the commencement of the Term at the request of Tenant.

(i) Landlord and Tenant expressly agree and acknowledge that no interest of Landlord in the Premises or the Building shall be subject to any lien for improvements made by Tenant in or for the Premises. Landlord shall not be liable for any lien for any improvements made by Tenant, such liability being expressly prohibited by the Terms of this Lease, and Tenant agrees to inform all contractors and material suppliers performing work in or for or supplying materials to the Premises or the existence of said prohibition. In accordance with applicable laws of the State of Florida, Landlord may file in the Public Records of Miami-Dade County, Florida, a public notice containing a true and correct copy of this paragraph.

(j) Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installations or service facilities or the Building or with other tenants’ components located within the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

(k) Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.

(l) Any work performed on the Premises or the Building by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may reasonably from time to time designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Legal Requirements. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with complete “as built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises. Any such “as built” plans shall show the applicable Alterations as an overlay on the Building as-built plans; provided that Landlord provides the Building “as built” plans to Tenant.

(m) Before commencing any Alterations or Tenant Improvements, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for such work.

7. LANDLORD’S SERVICES AND OBLIGATIONS.

(a) During the Term of the Lease, Landlord shall furnish, or cause to be furnished, the following services (the cost of which services shall be reimbursed to Landlord in accordance with Section 3 herein):

(i) Elevator service for passenger and delivery needs.

(ii) Air conditioning during summer operations and heat during winter operations at temperature levels similar to other similarly situated office/research buildings in the Miami metropolitan area during Ordinary Business Hours (as defined in the Rules (hereinafter defined)), but consistent with and subject to all Federal and local energy conservation regulations.

(iii) Security services similar to other similarly situated office/research buildings in the Miami metropolitan area.

(iv) Either hot or cold running water for all common area restrooms and lavatories in the Building.

(v) Janitorial service for the Common Areas in the Building (but not the Premises) in accordance with standards for other similarly situated research/office buildings in the Miami metropolitan area.

(vi) Electricity to operate the Common Areas during hours similar to other similarly situated office/research buildings in the Miami metropolitan area, and to operate the Premises twenty-four (24) hours per day and seven (7) days per week, by providing electric current in reasonable amounts necessary for normal office and laboratory uses, lighting, and heating, ventilating and air conditioning (“HVAC”).

(vii) Grounds care, including the sweeping of sidewalks, access roads and parking areas and the maintenance of landscaping in accordance with standards for other similarly situated research/office buildings in the Miami metropolitan area.

(viii) General management, including supervision, inspections and management functions.

(b) The services provided for in Section 7(a) herein are predicated on and are in anticipation of certain usage of the Premises by Tenant as follows:

(i) Services shall be provided for the Building during Ordinary Business Hours unless expressly provided otherwise.

(ii) That said usage of the Premises by Tenant will not require the HVAC system to function beyond design loads currently applicable to the Building.

(iii) Electric power usage and consumption for the Premises shall be based on (a) lighting of the Premises on a level suitable for normal office use and power for small desk-top machines and devices using no more than 110 volt, 20 amp circuits, and (b) operating the improvements and equipment contemplated by the Tenant Improvement Construction Documents twenty-four (24) hours per day and seven (7) days per week. Heavier use items shall not be used or installed, unless expressly permitted elsewhere herein or by separate written consent of Landlord.

(c) Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accidents; breakage; casualty; Severe Weather Conditions (as defined below); physical natural disasters (but excluding weather conditions that are not Severe Weather Conditions); strikes, lockouts or other labor disturbances or labor disputes; acts of terrorism; riots or civil disturbances; wars or insurrections; shortages of materials; regulations, moratoria or other actions, inactions or delays; failures by third parties to deliver gas, oil or other another suitable fuel supply, or inability of the party claiming Force Majeure, by exercise of reasonable diligence, to obtain gas, oil or another suitable fuel; or other causes beyond the reasonable control or the party claiming that Force Majeure has occurred (collectively, “Force Majeure”) or, to the extent permitted by Legal Requirements, Landlord’s negligence, “Severe Weather Conditions” means weather conditions that are materially worse than those that reasonably would be anticipated for the Property at the applicable time based on historic meteorological records. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement or this Lease.

(d) Landlord shall have no obligation or liability with respect to or in any way connected with the Premises, or service to the Premises, except as set forth in Section 7(a) above. Landlord shall not be deemed to have committed a breach of any repair obligations unless it makes repairs negligently. Tenant shall be responsible for janitorial services in the Premises.

(e) Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and utility systems, when Landlord deems reasonably necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure or, to the extent permitted by Legal Requirements, Landlord’s negligence. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure or, to the extent permitted by Legal Requirements, Landlord’s negligence.

(f) Notwithstanding anything to the contrary in this Lease, if, for more than five (5) consecutive business days following written notice to Landlord and as a direct result of the acts or omissions of Landlord or Landlord’s employees or contractors (and except to the extent that such failure is caused in whole or in part by the action or inaction of a Tenant Party (as defined below)), the provision of HVAC or other utilities to all or a material portion of the Premises that Landlord must provide pursuant to this Lease is interrupted (a “Material Services Failure”), then Tenant’s Base Rent and Operating Expenses (or, to the extent that less than all of the Premises are affected, a proportionate amount of Base Rent and Operating Expenses based on the Rentable Area of the Premises that is rendered unusable) shall thereafter be abated until the Premises are again usable by Tenant for the Permitted Use; provided, however, that, if Landlord is diligently pursuing the restoration of such HVAC and other utilities and Landlord provides substitute HVAC and other utilities reasonably suitable for Tenant’s continued use and occupancy of the Premises for the Permitted Use (e.g., supplying potable water or portable air conditioning equipment), then neither Base Rent nor Operating Expenses shall be abated. During any Material Services Failure, Tenant will cooperate with Landlord to arrange for the provision of any interrupted utility services on an interim basis via temporary measures until final corrective measures can be accomplished, and Tenant will permit Landlord the necessary access to the Premises to remedy such Material Service Failure. In the event of any interruption of HVAC or other utilities that Landlord must provide pursuant to this Lease, regardless of the cause, Landlord shall diligently pursue the restoration of such HVAC and other utilities. Notwithstanding anything in this Lease to the contrary, but subject to Article 10 (which shall govern in the event of a casualty), the provisions of this Section shall be Tenant’s sole recourse and remedy in the event of an interruption of HVAC or other utilities to the Premises.

(g) The HVAC and generator systems and equipment currently in place at the Building as of the Effective Date of the Lease are identified on Exhibit L attached hereto. Landlord shall maintain, repair and replace such Building systems and equipment as necessary to comply with Landlord’s obligations under the Lease, and shall ensure that the level of service provided with respect to HVAC and generator equipment is not materially reduced below the level of service provided as of the Effective Date of the Lease.

8. HAZARDOUS WASTES/ENVIRONMENT AL COMPLIANCE.

(a) Landlord and Tenant acknowledge that in connection with Tenant’s business on or about the Premises, Tenant may store, use, produce or dispose of substances, pollutants, or other contaminants which would or could be deemed or determined to be a “hazardous substance” or “hazardous waste” under any federal, state or local statute, law, ordinance or regulation now or hereinafter in effect (“Hazardous Substances”) and/or (i) ”chemotherapeutic waste” and “infectious waste” as each term is defined by any applicable law, statute, order, ordinance or regulation, (ii) ”radioactive waste” as defined by any applicable law. statute, order, ordinance or regulation, (iii) human corpses, remains and anatomical parts that are donated and used for scientific or medical education, research or treatment, (iv) body fluids or biologicals which are being stored at a laboratory prior to laboratory testing, (v) similar laboratory wastes and materials; and/or (vi) discarded sharps used in medical research or laboratories, including but not limited to hypodermic, intravenous, and other medical needles and syringes, scalpel blades, blood vials and glassware in contact with infectious waste, including slides and cover slips (the items described in clauses (i) through (vi) are collectively “Regulated Waste”). Tenant shall, at Tenant’s sole expense, comply in all respects with all federal, state and local laws, statutes, governmental orders, ordinances and regulations applicable now or in the future to the handling, transportation, generation, management, disposal, processing, treatment, storage and use of Hazardous Substances and Regulated Waste. Tenant is solely responsible for obtaining, at Tenant’s expense, any and all governmental permits or approval (“Permits”) required to handle, transport, generate, manage, dispose, process, treat, store or use Hazardous Substances and Regulated Waste at the Premises. Tenant shall comply in all respects with all terms and conditions of such Permits. Within ten (10) days of a written request from Landlord, Tenant shall deliver to Landlord copies of all such Permits. Under no circumstances shall Tenant be permitted under this Lease to accept at the Premises for processing, treatment, storage, use, or disposal any radioactive, infectious or chemotherapeutic waste generated by any other entity or facility. This Section 8(a) should not be interpreted to abridge or to modify Tenant’s obligation under this Lease to comply with any other provision of federal, state or local law.

(b) As a material inducement to Landlord to allow Tenant to use Hazardous Substances and/or Regulated Waste in connection with its business, Tenant agrees to deliver to Landlord (A) a list identifying each type of Hazardous Substances and/or Regulated Waste to be present at the Premises that is subject to regulation under any environmental Legal Requirements, (B) a list of any and all approvals or permits required under Legal Requirements in connection with the presence of such Hazardous Substances and/or Regulated Waste at the Premises and (C) correct and complete copies of (i) notices of violations of Legal Requirements related to Hazardous Substances and/or Regulated Waste and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Building (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Building for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord updated Hazardous Materials Documents (l) no later than thirty (30) days prior to the initial occupancy of any portion of the Premises or the initial placement of equipment anywhere at the Property, (m) if there are any changes to the Hazardous Materials Documents, annually thereafter no later than December 31 of each year, and (n) thirty (30) days prior to the initiation by Tenant of any Alterations or changes in Tenant’s business that involve any material increase in the types or amounts of Hazardous Substances and/or Regulated Waste. For each type of Hazardous Substances and/or Regulated Waste listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature, which Hazardous Materials Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Substances. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Substances to confirm compliance with the provisions of this Lease and with Legal Requirements. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Legal Requirements, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Substances into compliance. Notwithstanding anything in this Lease to the contrary or Landlord’s review into Tenant’s Hazardous Materials Documents or use or disposal of Hazardous Substances, however, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Substances, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Substances usage and procedures.

(c) Tenant agrees to indemnify and hold Landlord, Ground Lessor, BioMed Realty Trust, Inc., BioMed Realty L.P., Wexford Science & Technology, LLC and their respective affiliates, subsidiaries, and parents (collectively, “Affiliates”) and each of their (including Landlord’s) respective officers, directors, shareholders, partners and members (“Affiliated Officers”) harmless from and against all claims, costs, and liabilities, including but not limited to reasonable attorneys’ fees and costs of litigation, incurred as arising from or as a result of or relating to (i) a release or threatened release of Hazardous Substances and/or Regulated Waste (A) on or about the Premises not caused by Landlord, its employees, agents, invitees or contractors, and (B) elsewhere on or about the Property to the extent caused in whole or in part by Tenant or its agents, employees, invitees, contractors, licensees, subtenants or assignees or such parties’ respective agents, employees, invitees, contractors, licensees, subtenants or assignees (each a “Tenant Party” and collectively, the “Tenant Parties”), (ii) a breach by Tenant or any Tenant Party of the covenants contained in this Section, (iii) Tenant’s (or any Tenant Party’s) handling, transportation, generation, management, disposal, processing, treatment, storage and/or use of Regulated Waste and/or Hazardous Substances, (iv) the presence of any Regulated Waste and/or Hazardous Substances at the Premises not caused by Landlord, its employees, agents or contractors and not existing at the Premises as of the Term Commencement Date. The foregoing indemnification of Landlord, Landlord’s Affiliates and Landlord’s Affiliated Officers by Tenant includes, without limitation, all costs incurred by or imposed upon Landlord in connection with any judgments, damages, penalties, fines, liabilities or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of any space or of any amenity in or around the Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) or in connection with the investigation of site conditions or any clean-up, or remedial removal or restoration work required by any federal, state or local governmental agency or political subdivision occurring as a result of the presence of any Hazardous Substance and/or Regulated Wastes in the Premises caused by Tenant or any Tenant Party or permitted by Tenant or for which Tenant is legally liable. Tenant further agrees to maintain insurance to cover such claims, costs, and liabilities, in amounts and with coverages and insurance carriers reasonably satisfactory to Landlord. Any default under this Section 8 shell be a material default enabling Landlord to exercise any of the remedies set forth in this Lease.

(d) The handling, transportation, generation, management, disposal, processing, treatment, storage and use by Tenant of Hazardous Substances and/or Regulated Waste in or about the Premises shall be subject to the rules and regulations set forth in Exhibit F hereof and any and all additional rules and regulations promulgated by Landlord from time to time regarding the same or any aspect thereof (which rules and regulations may be amended, modified deleted or added from time to time by Landlord) (collectively, the ‘“Hazmat Rules”). All of the Hazmat Rules shall be effective upon written notice thereof to Tenant. Tenant will cause all Tenant Parties, or any others permitted by Tenant to occupy or enter the Premises to at all times abide by the Hazmat Rules. In the event of any breach of any Hazmat Rules, Landlord shall have all remedies in this Lease provided for in the Event of Default by Tenant and shall, in addition, have any remedies available at law or in equity, including but not limited to, the right to enjoin any breach of such Hazmat Rules.

(e) Without limiting any other provision of this Lease, Landlord and Tenant hereby acknowledge and agree that neither Landlord’s acknowledgement of the presence of Hazardous Substances and/or Regulated Wastes in the Premises nor Landlord’s promulgating or amending the Hazmat Rules nor Landlord’s requesting or reviewing the information described in Section 8(a) above, shall constitute an assumption of responsibility or liability for any aspect of the foregoing, or a representation, warranty, certification, acknowledgment or agreement by Landlord that the presence of Hazardous Substances and/or Regulated Wastes in the Premises or Tenant’s (or any Tenant Party’s) handling, transportation, generation, management, disposal, processing, treatment, storage and use of such Hazardous Substances and/or Regulated Wastes complies with federal, state and local laws, statutes, governmental orders, ordinances and regulations regarding the same, or that the facilities or procedures utilized by Tenant (or any Tenant Party) with respect to such Hazardous Substances and/or Regulated Wastes are adequate, appropriate, suitable or sufficient to comply with Legal Requirements or to protect the health, safety and welfare of Tenant and the Tenant Parties and other occupants of the Building. The provisions of this Section 8(d) shall survive the expiration or earlier termination of this Lease.

(f) At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Property or any portion thereof to demonstrate that Hazardous Substances are present or that contamination has occurred due to the acts or omissions of Tenant or any Tenant Party. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Substances exist at the Property in violation of this Lease.

(g) If underground or other storage tanks storing Hazardous Substances installed or utilized by Tenant are located on the Premises or the Property, or are hereafter placed on the Premises or the Property by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under Legal Requirements. Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant unless Tenant utilizes such tanks, in which case Tenant’s responsibility for such tanks shall be as set forth in this Section.

(h) Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

(i) Tenant’s obligations under this Section 8 shall survive the expiration or earlier Termination of this Lease. During any period of time needed by Tenant or Landlord after the Termination of this Lease to complete the removal from the Premises of any such Hazardous Substances, Tenant shall be deemed a holdover tenant and subject to the provisions of Section 17.

(j) Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Property is located (the “UBC”)) within the Property for the storage of Hazardous Substances. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Substances allowed by this Section 8 is specific to Tenant and shall not run with the Lease in the event of an assignment or sublease. In the event of an assignment or sublease, if the use of Hazardous Substances by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Building in excess of New Tenant’s Pro Rata Share of the Building, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Substances, or take such other action as is necessary to ensure that its share of the fire control areas of the Building is not greater than New Tenant’s Pro Rata Share of the Building. Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of fire control areas, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Substances usage and procedures.

(k) Landlord shall deliver the Premises to Tenant free of all Hazardous Substances and Regulated Waste. If any such Hazardous Substance or Regulated Waste is discovered within the Premises and the same was shown to be present as of the Effective Date, Landlord shall remove the same at its sole cost and expense, in compliance with all applicable laws. To the extent Tenant is unable to operate its business in the Premises or is delayed in its initially opening in the Premises as a result of such removal by Landlord, Base Rental and all items of Additional Rent shall abate during such removal or in the case of Tenant’s work being delayed, and the Term Commencement Date shall be extended for each day caused by such delay, but in no event post the date Tenant opens for business in the Premises.

9. ASSIGNMENT AND SUBLEASE.

(a) Tenant shall not sublet any part of the Premises, nor assign, pledge or encumber this Lease or any interest herein, without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed by Landlord (any of the foregoing, a “Transfer”). Landlord shall be entitled to deny consent to a Transfer if, by way of illustration but not limitation, the financial statements of the proposed assignee or sublessee are not reasonably satisfactory, if the proposed use of the Premises by the subtenant or assignee is not reasonably satisfactory, if the proposed use of the Premises by the subtenant or assignee is not in compliance with Legal Requirements or documents recorded against the Property, or if the proposed use is not reasonably compatible with other uses in the Building or violates an exclusive granted to another tenant in the Building or violates any exclusive granted to another tenant in the Building. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee lacking financial qualifications (unless Tenant remains liable under a sublease), or of poor reputation, or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code. Consent by Landlord to one Transfer shall not destroy or waive this provision, and all later Transfers shall likewise be made only upon prior written consent of Landlord. In the event a Transfer is consented to by Landlord, any sublessees or assignees shall become liable directly to Landlord for all obligations of Tenant hereunder without relieving or in any way modifying Tenant’s liability hereunder, but rather Tenant and its transferee shall be jointly and severally liable therefor. In the event Landlord gives its consent to any such assignment or sublease, fifty percent (50%) of any Profits (as hereinafter defined) relating to such sublease or assignment for such space shall be due and payable, and shall be paid, to Landlord. The “Profits” resulting from the sublease or assignment shall be the rent or other cost paid by the assignee or subtenant for all or any portion of the Premises over and above the Rent payable by Tenant, but less Tenant’s cost incurred including, but not limited to, legal review, commissions, architectural plans, advertising, legal fees, and fees paid to Landlord for such sublease or assignment. In the event a Transfer is made as herein provided, Tenant shall pay Landlord a charge equal to the actual costs reasonably incurred by Landlord for all of the necessary legal and accounting services required to accomplish such Transfer, as the case may be, and all such costs shall be documented and provided to Tenant to prove the incurrence thereof. In no event shall such amount exceed Two Thousand Dollars ($2,000.00). Any Transfer made without Landlord’s consent shall be void ab initio and of no force or effect. Landlord’s consent to any Transfer hereunder shall not waive Landlord’s rights as to any subsequent Transfer. For the purposes of determining whether Landlord acted reasonably in granting or withholding its consent or approval to any Transfer to the extent required hereunder, Tenant acknowledges and agrees that Landlord may refuse to give such consent or approval if, and to the extent that, Ground Lessor or the Mortgagee (as defined herein) has refused to provide any required consent or approval with respect to such Transfer.

(b) In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; the most recent unconsolidated financial statements of Tenant and of the proposed transferee, assignee or sublessee satisfying the requirements of Section 38 hereof (“Required Financials”); any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. If Tenant or the proposed transferee, assignee or sublessee does not or cannot deliver the Required Financials, then Landlord may elect to have either Tenant’s ultimate parent company or the proposed transferee’s, assignee’s or sublessee’s ultimate parent company provide a guaranty of the applicable entity’s obligations under this Lease, in a form acceptable to Landlord, which guaranty shall be executed and delivered to Landlord by the applicable guarantor prior to the Transfer Date.

(c) In addition, Tenant shall deliver to Landlord a list of Hazardous Substances and/or Regulated Wastes (as such terms are defined below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Substances of such proposed transferee, assignee or sublessee as described in Section 8(a).

(d) Notwithstanding the foregoing, Tenant shall have the right to Transfer, upon thirty (30) days’ advance written notice to Landlord but without Landlord’s prior written consent, Tenant’s interest in this Lease or the Premises or any part thereof to any of the following (each a “Exempt Transfer’’), subject to the terms and conditions set forth below:

(i) Any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Tenant (“Tenant’s Affiliate”). For purposes of the immediately preceding sentence, “control” requires both (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.

(ii) Any corporation or other entity into which Tenant may merge or to any corporation or other entity arising out of a consolidation or merger of Tenant with another corporation or other entity or to a corporation or other entity acquiring all or substantially all the assets of Tenant or all of the issued and outstanding voting stock or membership interests of or in Tenant.

In connection with any Exempt Transfer, Tenant shall notify Landlord in writing at least thirty (30) days prior to the effectiveness of such Exempt Transfer, and otherwise comply with the requirements of this Lease regarding such Transfer. Each Exempt Transfer shall be conditioned on a net worth test requiring that the tenant under this Lease after the Exempt Transfer has a net worth (as of both the day immediately prior to and the day immediately after the Exempt Transfer) that is at least the lesser of (A) $50,000,000 or (B) the net worth of the transferring Tenant as of the date of the Exempt Transfer (the “Net Worth Requirement”). At least thirty (30) days prior to the effectiveness of such Exempt Transfer, Tenant shall supply such documentation to Landlord as is reasonably necessary for Landlord to determine whether the proposed Transfer satisfies the foregoing Net Worth Requirement and otherwise qualifies as an Exempt Transfer.

(e) Notwithstanding anything contained in this Lease to the contrary, a transfer of membership interests among the current members of Tenant and/or members of their immediate families (i.e., spouses, parents, brothers, sisters, children, grandchildren or any spouse of any such parent, brother, sister, child or grandchild) for estate-planning purposes, or a transfer of membership interests in trust for the benefit of such members or their immediate families, or a transfer of membership interests by will or devise, shall not constitute a Transfer for the purposes of this Lease.

(f) In the event of any Transfer, Tenant shall not be released from any of its obligations under this Lease and Tenant shall remain fully liable under this Lease during the unexpired Term. Tenant agrees that it shall not be (and shall not be deemed to be) a guarantor or surety of this Lease, however, and waives its right to claim that it is a guarantor or surety or to raise in any legal proceeding any guarantor or surety defenses Permitted by this Lease or by Legal Requirements. Notwithstanding the foregoing, in the event of an Exempt Transfer in which the transferee has a tangible net worth (as of both the day immediately prior to and the day immediately after the Exempt Transfer) that is at least $200,000,000, and provided that such transferee affirmatively assumes all obligations of the original Tenant under this Lease, Landlord shall provide a release of the original Tenant from all obligations under this Lease that arise from and after the date of such Transfer (but not those obligations arising prior to the date of such Transfer). At least thirty (30) days prior to the effectiveness of such Exempt Transfer, Tenant shall supply such documentation to Landlord as is reasonably necessary for Landlord to determine whether the proposed Transfer satisfies the foregoing net worth requirement and otherwise qualifies as an Exempt Transfer.

(g) Nothing contained in this Lease shall be deemed to prohibit Tenant from encumbering its personal property, trade fixtures and trade equipment with security agreements, but no security interest shall be permitted as to any alterations, installations or improvements which by the terms of this Lease become part of the Premises and which Tenant does not have the right to remove from the Premises. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises or the Building be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s Lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises or the Building. With respect to any office equipment, furnishings or other personal property of a removable nature purchased by Tenant (but excluding any such items purchased in whole or in part with the TI Allowance), at Tenant’s request, Landlord shall provide a lien waiver in a form reasonably satisfactory to Landlord.

10. DAMAGE OR DESTRUCTION.

(a) Tenant shall promptly notify Landlord of any damage to the Premises occasioned by fire, the elements, casualty or any other cause. If the Premises are totally destroyed (or so substantially damaged as to be untenantable for Tenant to carry on its critical business lines, in the reasonable determination of the Architect) by storm, fire, earthquake or other casualty or any other cause, Landlord shall notify Tenant within ninety (90) days from the date of such damage or destruction of Landlord’s decision either:

(i) To cancel this Lease as of the date of the occurrence of the storm, earthquake, fire or other casualty or any other cause; or

(ii) To commence, within ninety (90) days from the date of receipt by Landlord of all of the insurance proceeds paid with respect to such casualty, the process of restoration of the Premises (as limited by Section 10(c) below) to a tenantable condition that is suitable for Tenant’s Permitted Use, and proceed with due diligence to complete such restoration of the Premises using standard working methods and procedures.

(b) Notwithstanding the foregoing, in the event Landlord, subject to Force Majeure (as defined below) or delays caused by Tenant’s acts or omissions, fails to complete such restoration with reasonable diligence within two hundred seventy (270) days after the casualty, this Lease may be terminated upon written notice from either party to the other given not more than thirty (30) days following the expiration of such two hundred seventy (270) day period, which notice shall specify a termination date of not less than ninety (90) days after the date such notice is given; provided, however, that if either party exercises such right to terminate this Lease, then such written termination shall be of no force or effect if Landlord substantially completes the Premises within ninety (90) days of receipt of such notice. In the event such notice is not given, then this Lease shall remain in force and effect and Rent shall commence upon delivery of the Premises to Tenant in substantially the condition initially required under this Lease for the delivery of the Premises to Tenant (evidenced by notice to Tenant that the Premises are in Landlord’s reasonable judgment substantially repaired). In the event such damage or destruction occurs within twelve (12) months of the expiration of the Term, Tenant may, at its option on written notice to Landlord given within thirty (30) days of such destruction or damage, terminate this Lease as of the date of such destruction or damage. Tenant shall not have the right to cancel this Lease if the damage to the Premises is the result of Tenant’s negligence or willful misconduct.

(c) Unless this Lease is terminated pursuant to Section 10(a) above, in the event of damage to the Premises or the Building occasioned by fire, the elements, casualty or any other cause, Landlord shall commence and thereafter pursue diligently and as expeditiously as practicable, the repair and restoration of damage to the Premises, using standard working methods and procedures; provided, however, that for purposes of this Section 10, Landlord shall not be obligated to commence any repair or restoration unless and until insurance proceeds are actually received by Landlord and Landlord’s repair obligations shall be limited to the extent of the insurance proceeds actually received by Landlord therefor which have not been required by the Mortgagee to be applied toward the reduction of any indebtedness secured by the Property.

(d) Rent shall abate in proportion to that part of the Premises rendered unfit for use in Tenant’s business as a result of such damage or casualty. The nature and extent of interference to Tenant’s ability to conduct business in the Premises shall be considered in determining the amount of such abatement, and the abatement shall commence and continue from the date the damage occurred until the date Landlord substantially completes the repair and restoration of the Premises and gives notice to Tenant that such repairs and restoration are substantially completed, or until Tenant again uses the Premises or the portions thereof rendered unusable for the Permitted Use, whichever occurs first.

(e) Notwithstanding anything to the contrary contained or implied elsewhere in this Lease. Landlord is not and shall not be obligated to repair or restore damage to Tenant’s trade fixtures, furniture, furnishings, equipment or other personal property, or other improvements made to the Premises by Tenant.

(f) If during the Term of this Lease, the Building is so damaged by fire or other casualty or any other cause (regardless of whether the Premises also are damaged) such that (i) in Landlord’s reasonable judgment repair and restoration of the Building is not economically feasible or the proceeds from Landlord’s insurance are insufficient to pay for all of the costs and expenses to repair and restore the Building; (ii) the Mortgagee shall not allow adequate insurance proceeds to be made available for repair and restoration; or (iii) the damage is not covered by Landlord’s insurance; then Landlord may cancel this Lease by giving written notice thereof within sixty (60) days after Landlord knows of the damage to the Building or Mortgagee notifies Landlord of its decision regarding the use of insurance proceeds for restoration, whichever is later, provided that Landlord’s Termination right shall be conditioned upon Landlord Terminating the leases for the majority of the RSF of similarly situated tenants in the Building (but excluding the University of Miami). Any such cancellation notice must specify the cancellation date, which shall be at least thirty (30) but no more than ninety (90) days after the date notice of cancellation is given.

(g) If during the Term of this Lease, the Building is damaged by fire or other casualty or any other cause, and if the damage is substantial and the Lease is in the last twelve (12) months of the Term, then either Landlord or Tenant may cancel this Lease by giving written notice thereof within sixty (60) days after Landlord knows of the damage to the Building. Any such cancellation notice must specify the cancellation date, which shall be at least thirty (30) but no more than ninety (90) days after the date notice of cancellation is given. Notwithstanding the foregoing, if Tenant validly exercises its renewal option under Article 39 of this Lease prior to delivery of a cancellation notice under this Section 10(g), then neither Landlord nor Tenant shall have any right to terminate this Lease under this Section 10(g).

(h) If either party cancels this Lease as permitted under this Section 10, then this Lease shall end on the date specified in the cancellation notice. The Rent, including any Additional Rent, and other charges shall be payable up to the cancellation date, after taking into account any applicable abatement. Landlord shall promptly refund to Tenant any prepaid, unaccrued Rent and Additional Rent (after taking into account any applicable abatement), plus any security deposit, less any sums then owing by Tenant to Landlord.

11. CONDEMNATION.

If all of the Premises, or a part of such Premises such that the Premises in the judgment of Architect are untenantable so as to allow Tenant to carry on its critical business lines, are taken by exercise of the power of eminent domain or other similar proceeding (or are conveyed by Landlord in lieu of such taking), this Lease will terminate on a date which is the earlier of the date upon which the condemning authority takes possession of the Premises or the date on which title to the Premises is vested in the condemning authority. In the event of a partial taking where this Lease is not terminated, the Base Rental and Additional Rent will be abated in the proportion of the rentable area of the Premises so taken to the rentable area of the Premises immediately before such taking. In the event of any such taking, the entire award relating to the Building or the Property will be paid to Landlord, and Tenant will have no right or claim to any part of such award; however, Tenant will have the right to assert a claim against the condemning authority for loss of its business at the Premises, the value of the leasehold lost in the condemnation and any leasehold improvements installed by Tenant which were subject to the condemnation, so long as Landlord’s award is not reduced or otherwise impacted as a consequence of such claim, for Tenant’s moving expenses and trade fixtures owned by Tenant and interruption to Tenant’s business.

12. INSURANCE.

(a) Landlord shall maintain insurance for the Building in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, engineering costs or such other costs that would not be incurred in the event of a rebuild and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than the amount of such insurance Landlord’s Lender, if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief, wind and flood damage. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding. Workers’ Compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.

(b) In addition, Landlord shall carry Commercial General Liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence general aggregate for bodily injury (including death), or property damage with respect to the Property.

(c) Tenant shall, at its own cost and expense, procure and maintain during the Term the insurance coverages described in clauses (v) through (vii) below with minimum unimpaired limits as specified therein, for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located. Commercial General Liability, Commercial Automobile Liability and Umbrella Liability insurance as required below shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., Wexford Science & Technology, LLC, Ground Lessor, Mortgagee and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant’s use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant. Tenant shall maintain in effect the following insurance coverages:

(i) Commercial General Liability insurance on a broad-based occurrence coverage form, with limits of not less than One Million Dollars (Sl,000,000) per occurrence and in the aggregate for bodily injury (including death) and for property damage (including loss of use resulting therefrom) with respect to the Premises (including $100,000 fire legal liability (each loss)) with a ($2,000,000) products and completed operations aggregate, personal & advertising injury, and contractual liability aggregate; and Umbrella Liability insurance with limits of not less than Five Million Dollars ($5,000,000).

(ii) Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto, including those owned, hired or otherwise operated or used by or on behalf of the Tenant. The coverage shall be on a broad-based occurrence form with combined single limits of not less than $1,000,000 per accident for bodily injury and property damage.

(iii) Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all tenant improvements in the Premises and Tenant’s Property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant’s agents, employees or subcontractors. Such insurance, with respect only to all Tenant Improvements, shall name Landlord and Landlord’s mortgagees from time to time as loss payees as their interests may appear. Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood, terrorism and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Business interruption coverage shall have limits sufficient to cover Tenant’s lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twelve (12) months.

(iv) Workers’ Compensation insurance as is required by statute or law, or as may be available on a voluntary basis and Employers’ Liability insurance with limits of not less than the following: each accident, Five Hundred Thousand Dollars ($500,000); disease (policy limit), Five Hundred Thousand Dollars ($500,000); disease (each employee), Five Hundred Thousand Dollars ($500,000).

(v) Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Substances, as determined solely by the Landlord, on or about the Premises. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, cleanup costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this agreement, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate.

(vi) During all construction by Tenant at the Premises, including the initial Tenant Improvements performed in accordance with the Work Letter, with respect to tenant improvements being constructed, adequate builder’s risk insurance (naming Landlord and Landlord’s mortgagees from time to time as loss payees as their interests may appear), together with the insurance required in Exhibit C-3.

(d) Said insurance shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of insurance evidencing all coverages required herein to Landlord. Landlord reserves the right to require complete, true and correct copies of all required insurance policies including any endorsements. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after twenty (20) days’ prior written notice to Tenant, and to the extent available, to Landlord (except in the event of non-payment of premium, in which case ten (10) days written notice shall be given), provided that if any insurer will not provide such notices directly to Landlord, then Tenant shall promptly deliver to Landlord copies of such notices. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured Tenant’s policies, if applicable, shall contain dedicated or per location limits endorsements so that the amounts of insurance required herein shall not be prejudiced by losses at other locations. Tenant shall, at least five (5) days prior to the expiration of such policies, furnish Landlord with renewal certificates of insurance or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

(e) Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

(f) In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building or the Property, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Building is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner, and (c) any management company retained by Landlord to manage the Property.

(g) Landlord, Tenant and each of their respective insurers hereby waive any and all rights of recovery or subrogation against one another or against the officers, directors, employees, agents and representatives of the other as respects any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder. If necessary, each party agrees to endorse the required insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the other party for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as their respective insurers so permit. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section 12(g). Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the Premises bears to the insured area). If the parties do not accomplish either (a) or (b), then this Section 12(g) shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the next sentence of this Section l2(g), shall contravene Legal Requirements, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

(h) No more than once every two (2) years, Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Mortgagee or to bring coverage limits to levels then being required of similarly situated tenants in comparable buildings in the Miami metropolitan area.

(i) Any costs incurred by Landlord pursuant to this Section shall constitute a portion of Operating Expenses.

13. INDEMNIFICATION AND HOLD HARMLESS.

(a) Subject to Section 12(g) of this Lease, Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees (hereinafter defined) harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the some (collectively, “Claims”) of any kind or nature, real or alleged, arising from injury to or death of any person or damage to any property occurring within or about the Premises, the Building or the Property, arising directly or indirectly out of the presence at or use or occupancy of the Premises or Property by Tenant or any Tenant Party, (b) an act or omission on the part of Tenant or any Tenant Party, (c) a breach or default by Tenant in the performance of any of its obligations hereunder, (d) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of alcoholic beverages at the Premises or Property, including liability under any dram shop law, host liquor law or similar Legal Requirements, except to the extent directly caused by Landlord’s negligence or willful misconduct. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

(b) Subject to Sections 12(g), 13(c), and any subrogation provisions contained in the Work Letter, Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold the Tenant Parties harmless from and against any and all Claims arising from injury to or death of any person or damage to or loss of any physical property occurring within or about the Premises, the Property, or the Park to the extent directly arising out of Landlord’s negligence or willful misconduct. As used herein, the term “Landlord Indemnitees’’ shall mean Landlord and its affiliates, employees, agents and contractors, and any lender, mortgagee or beneficiary.

(c) Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for and Tenant assumes all risk of (a) damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s intentional misconduct or willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time, and (b) damage to personal property or scientific research, including loss of records kept by Tenant within the Premises. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section.

(d) Notwithstanding anything in the foregoing or this Lease to the contrary, except (y) as may be provided by Legal Requirements or (z) in the event of Tenant’s breach of Section 8 or Section 17, in no event shall Landlord or Tenant be liable to the other for any consequential, special or indirect damages arising out of this Lease.

(e) Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building.

(f) Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

(g) The provisions of this Article shall survive the expiration or earlier termination of this Lease.

(h) Tenant agrees to report in writing to Landlord any defective condition in or about the Premises known to Tenant, and further agrees to attempt to contact Landlord by telephone immediately in such instance.

14. SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT.

(a) This Lease is and shall be subject and subordinate to all mortgages and deeds of trust and to all renewals, modifications, consolidations, replacements, and extensions of such documents (collectively, “Mortgages;” and the holder of any Mortgage is a “Mortgagee’’) which may now or hereafter affect the Premises; provided, however, that at Landlord’s election, this Lease shall be superior to any or all Mortgages. The subordination in this Section 14(a) is self-executing and no further instrument shall be required to establish the subordination set forth herein. Upon request of Tenant, and at Tenant’s sole cost and expense, Landlord shall use commercially reasonable efforts to obtain and deliver to Tenant from any present or future Mortgagee such Mortgagee’s customary and reasonable form of written subordination, non-disturbance and attornment agreement in recordable form providing, among other things, that so long as Tenant performs all of the terms, covenants and conditions of this Lease and agrees to attorn to the Mortgagee, on such customary terms and conditions as such Mortgagee may reasonably require, Tenant’s rights under this Lease shall not be disturbed and shall remain in full force and effect for the Term, and Tenant shall not be joined by the Mortgagee in any action or proceeding to foreclose thereunder. In addition, this Lease is and shall be subject and subordinate to the existing Ground Lease and any other existing underlying leases affecting the Premises and to all renewals, modifications, consolidations, replacements, and extensions thereof. If any Mortgagee requests an SNDA from Tenant, then Tenant shall execute and deliver to Mortgagee such Mortgagee’s commercially reasonable customary form of SNDA in recordable form within twenty (20) days of such request.

(b) After receiving notice and a notice address from any Mortgagee, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such Mortgagee. Any such Mortgagee shall have thirty (30) days for the cure of any such default and if such default cannot reasonably be cured within such thirty (30) days, then Mortgagee shall have thirty (30) days within which to commence a cure and provided such Mortgagee is proceeding diligently, such longer period as may be reasonably necessary to complete such cure. The curing of any of Landlord’s defaults by such Mortgagee shall be treated as performance by Landlord.

(c) With respect to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to any Mortgagee, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Mortgagee, shall never be deemed an assumption by such Mortgagee of any of the obligations of Landlord hereunder, unless such Mortgagee shall, by written notice sent to Tenant, specifically elect, or unless such Mortgagee shall foreclose the Mortgage and take possession of the Premises. Tenant, upon receipt of written notice from a Mortgagee that such Mortgagee is entitled to collect Rent hereunder may in good faith remit such Rent to Mortgagee without incurring liability to Landlord for the non-payment of such Rent.

(d) If the Mortgagee, or any party deriving its interest therefrom shall succeed to the rights of Landlord in the Premises or under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then Tenant shall attorn to and recognize such party succeeding to Landlord’s rights (the party so succeeding to Landlord’s rights herein sometimes called the “Successor Landlord”) as Tenant’s Landlord under this Lease, and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to confirm such attornment. This Lease shall continue in full force and effect as, or as if it were, a direct lease between the Successor Landlord and Tenant, and all of the terms, conditions and covenants set forth in this Lease shall be applicable after such attornment, except that the Successor Landlord shall not:

(i) be liable for any previous net or omission or Landlord under this Lease;

(ii) be subject to any offset that shall have theretofore accrued to Tenant against Landlord; or

(iii) be bound by:

(A) any previous modification of this Lease, not expressly provided for in this Lease unless consented to by such Successor Landlord; or

(B) any security deposit not delivered to such Successor Landlord or previous prepayment of more than one (l) month’s Rent or any Additional Rent then due, unless such prepayment shall have been expressly approved in writing by the Mortgagee through or by reason of which the Successor Landlord shall have succeeded to the rights of Landlord under this Lease.

The provisions for attornment set forth in this Section 14(d) shall be self-operative and shall not require the execution of any further instrument. However, if any Successor Landlord reasonably requests a further instrument confirming such attornment, Tenant agrees to execute and deliver the same within twenty (20) days after a request is made to do so in accordance with the provisions of this Lease.

15. LANDLORD’S RIGHT OF ENTRY.

(a) Except as set forth below, Landlord, its agents or employees may enter the Premises upon at least twenty-four (24) hours’ advance notice, or at any time in the event of an emergency after first making all reasonable attempts to receive permission from Tenant before entry: (a) to exhibit the Premises to prospective purchasers of the Building or the Property, or prospective Tenants of the Premises within the last eight (8) months of the Term; (b) to inspect the Premises to see that Tenant is complying with its obligations hereunder; (c) to make repairs, alterations, improvements and additions required of Landlord under the terms hereof, or that are reasonably required to preserve the integrity, safety and good order of all or any part of the Premises or the Building, including any systems serving the Building which run through the Premises, or which may be necessary to comply with applicable laws, ordinances or other requirements of any governmental entity or agency having jurisdiction; (d) if requested by Tenant, to provide janitorial or other services required under this Lease; (e) to remove any alterations, additions or improvements made by Tenant in violation of Section 6(b) hereof; and (f) to make, repairs, alterations, improvements and additions to portions of the Building (including other tenant’s spaces) other than the Premises for which access to the Premises is reasonably necessary.

(b) Landlord and Tenant acknowledge and agree that Tenant may, from time to time, have certain security or confidentiality requirements such that portions or the Premises shall be locked and inaccessible to all Persons unless specifically authorized by Tenant (any such areas, the “Secure Areas”). Notwithstanding anything to the contrary contained herein, it is agreed that Landlord’s right of access to any Secure Areas shall be restricted upon the following conditions: (a) Tenant shall deliver to Landlord floor plans of the Premises designating any Secure Areas, (b) Tenant shall seek to limit such designated area to the extent reasonably necessary as determined by Tenant acting in good faith and taking into account the then-current nature of Tenant’s Permitted Use, (c) except in cases of emergency, any access to the Secure Areas by Landlord shall be upon no less than three (3) Business Days prior written notice to Tenant, and such access shall be granted to Landlord or its designated managing agent for the Building, in either case accompanied by a representative of Tenant, whom Tenant agrees to make available, and (d) Landlord shall have no obligation to provide any HVAC services or any other services or repairs to the Secure Areas unless Tenant shall provide Landlord with such access for the purposes of providing such services at those times that Landlord shall reasonably designate in accordance with the ordinary schedule for the Building.

(c) Landlord reserves full control over the Building and the Property to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s right to subdivide the Property; convert the Building to condominium units; change the size of the Property by selling all or a portion of the Property or adding real property and any improvements thereon to the Property; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Property; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises (provided same are relocated above or along the ceiling, below the floor, in the perimeter walls, or within the column space), the Building or elsewhere at the Property; and alter or relocate any other Common Area or facility, including private drives, lobbies and entrances; provided, however, that such rights shall be exercised in a way that does not materially adversely affect Tenant’s beneficial use and occupancy of the Premises, including the Permitted Use and Tenant’s access to the Premises. Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord.

(d) Landlord shall use reasonable efforts to perform any work at the Premises at a time and in a manner so as to not unreasonably interfere with Tenant’s use of the Premises. Notwithstanding the provisions of this Section to the contrary, if such repairs, alterations, improvements or additions in the Building or Premises shall render the Premises untenantable for more than three (3) consecutive days, and Tenant is not otherwise in default of any term or provision of this Lease past the expiration of any applicable notice and/or cure period, then Base Rental and all items of Additional Rent shall abate after said three (3) day period and such abatement shall continue until such time as the Premises are again tenantable; provided, however, if such repairs, alterations, improvements or additions are work which Tenant has covenanted herein to do and has failed so to do, then Base Rental and all items of Additional Rent shall in no manner abate.

16. TENANT’S DEFAULT; LANDLORD’S REMEDIES.

(a) The occurrence of any of the following shall constitute an event of default (each, an “Event of Default”) hereunder by Tenant:

(i) The Rent or any other sum of money due of Tenant hereunder is not paid (A) within ten (10) days after Tenant’s receipt of written notice from Landlord of such failure;

(ii) Any petition is filed by or against Tenant under any section or chapter of the National or Federal Bankruptcy Act or any other applicable Federal or State bankruptcy, insolvency or other similar law, and, in the case of a petition filed against Tenant, such petition is not dismissed within thirty (30) days after the date of such filing; if Tenant shall become insolvent or transfer property to defraud creditors; if Tenant shall make an assignment for the benefit of creditors; or if a receiver is appointed for any of Tenant’s assets;

(iii) Tenant fails to bond off or otherwise remove any lien filed against the Premises or the Building by reason of Tenant’s actions, within ten (10) business days after Tenant has notice of the filing of such lien;

(iv) Tenant fails to observe, perform and keep the covenants, agreements, provisions, stipulations, conditions, and Rules and Regulations herein contained to be observed, performed and kept by Tenant and persists in such failure after thirty (30) days written notice by Landlord requiring that Tenant remedy, correct, desist or comply (or if any such failure to comply on the part of Tenant would reasonably require more than thirty (30) days to rectify, unless Tenant commences rectification within the thirty (30) day period and thereafter promptly, effectively and continuously proceeds with the rectification of the failure to comply on the part of Tenant and, in all such events, cures such failure to comply on the part of Tenant no later than ninety (90) days after such notice);

(v) If all or any part of this Lease shall be assigned, or if all or any part of the Premises shall be sublet, either voluntarily or by operation of law, except in strict accordance with the requirements of Section 9 hereof;

(vi) Tenant or any guarantor of Tenant’s obligations (“Guarantor”) (if either is a corporation) is liquidated or dissolved or its charter expires or is revoked, or Tenant or Guarantor (if either is a partnership or business association) is dissolved or partitioned, or Tenant or Guarantor (if either is a trust) is terminated or expires, or if Tenant or Guarantor (if either is an individual) dies; or

(vii) If Tenant shall fail to comply with the terms and conditions of Section 43 hereof within ten (10) days of written notice from Landlord.

(b) Upon the occurrence of an Event of Default, Landlord shall have the option to do and perform any one or more of the following:

(i) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord. If Tenant shall fail to do so, Landlord may, without further notice and without prejudice to any other remedy Landlord may have, enter upon the Premises without the requirement of resorting to the dispossessory procedures and expel or remove Tenant and Tenant’s effects without being liable for any claim for trespass or damages therefor. Upon any such termination, Tenant shall remain liable to Landlord for damages, due and payable monthly on the day Rent would have been payable hereunder, in an amount equal to the Rent and any other amounts which would have been owing by Tenant for the balance of the Term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord, after deducting all of Landlord’s costs and expenses (including, without limitation, brokerage and attorneys’ fees and expenses) incurred in connection with or in any way related to the termination of this Lease, eviction of Tenant and such reletting; and/or

(ii) Declare the entire amount of Rent calculated on the current rate being paid by Tenant, including, without limitation, Base Rental and a reasonable estimate of Tenant’s Pro Rata Share of Operating Expenses and Tax, which in Landlord’s reasonable determination would become due and payable during the remainder of the Term, discounted to present value by using a reasonable discount rate selected by Landlord, to be due and payable immediately. Upon such acceleration of such amounts, Tenant agrees to pay the same at once, together with all Rent and other amounts theretofore due, at Landlord’s address as provided herein; provided however, that such payment shall not constitute a penalty or forfeiture but shall constitute liquidated damages for Tenant’s failure to comply with the terms and provisions of this Lease (Landlord and Tenant agreeing that Landlord’s actual damages in such an event are impossible to ascertain and that the amount set forth above is a reasonable estimate thereof). Notwithstanding the foregoing, if Landlord elects to enforce accelerated payment, and provided Tenant has vacated the Premises, then Landlord shall be obligated to use reasonable efforts to mitigate its damages in connection with an Event of Default by Tenant. Notwithstanding the foregoing, Landlord’s obligation to use reasonable efforts to mitigate its damages shall not require Landlord to (A) favor leasing the Premises over leasing any other vacant space held by Landlord at such time; (B) lease the Premises to a tenant or tenants at less than fair market rental rates or on terms less acceptable to Landlord than the terms typically used by Landlord in similar leases; (C) lease the Premises to tenants which, in the absence of a duty to mitigate, Landlord would find unsuitable for any reason; or (D) provide any tenant improvement allowance or construct any tenant improvements. Upon making such payment, Tenant shall receive from Landlord all rents received by Landlord from other tenants renting the Premises during the Term, provided that the monies to which Tenant shall so become entitled shall in no event exceed the entire amount actually paid by Tenant to Landlord pursuant to the preceding sentence, less all of Landlord’s costs and expenses (including, without limitation, brokerage and attorneys’ fees and expenses) incurred in connection with or in any way related to Termination of this Lease, eviction of Tenant and the reletting of the Premises. The acceptance of such payment by Landlord shall not constitute a waiver of rights or remedies to Landlord for any failure of Tenant thereafter occurring to comply with any term, provision, condition or covenant of this Lease; and/or

(iii) Enter the Premises as the agent of Tenant without the requirement of resorting to the dispossessory procedures and without being liable for any claim for trespass or damages therefor, and, in connection therewith, rekey the Premises, remove Tenant’s effects therefrom and store the same at Tenant’s expense, without being liable for any damage thereto, and relet the Premises as the agent of Tenant, with or without advertisement, by private negotiations or otherwise, for any term Landlord deems proper, and receive the rent therefor. Tenant shall pay Landlord on demand any deficiency that may arise by reason of such reletting, but Tenant shall not be entitled to any surplus so arising. Provided Tenant has vacated the Premises, Landlord shall be obligated to use reasonable efforts to mitigate its damages in connection with an Event of Default by Tenant. Notwithstanding the foregoing, Landlord’s obligation to use reasonable efforts to mitigate its damages shall not require Landlord to (A) favor leasing the Premises over leasing any other vacant space held by Landlord at such time; (B) lease the Premises to a tenant or tenants at less than fair market rental rates or on terms less acceptable to Landlord than the terms typically used by Landlord in similar leases; (C) lease the Premises to tenants which, in the absence of a duty to mitigate, Landlord would find unsuitable for any reason; or (D) provide any tenant improvement allowance or construct any tenant improvements. Tenant shall reimburse Landlord for all costs and expenses (including, without limitation, reasonable brokerage and reasonable attorneys’ fees and expenses) incurred in connection with or in any way related to the eviction of Tenant and reletting the Premises, and for the amount of any other Rent which would have been due from Tenant to Landlord hereunder which is not recovered from reletting or due to inability to relet the Premises. Landlord, in addition to but not in lieu of or in limitation of any other right or remedy provided to Landlord under the terms of this Lease or otherwise (but only to the extent such sum is not reimbursed to Landlord in conjunction with any other payment made by Tenant to Landlord), shall have the right to be immediately repaid by Tenant the amount of all sums expended by Landlord and not repaid by Tenant in connection with preparing or improving the Premises to Tenant’s specifications and any and all costs and expenses incurred in renovating or altering the Premises to make it suitable for reletting; and/or

(iv) As agent of Tenant, do whatever Tenant is obligated to do by the provisions of this Lease, including, but not limited to, entering the Premises, without being liable to prosecution or any claims for damages in order to accomplish this purpose. Tenant agrees to reimburse Landlord immediately upon demand for reasonable expenses which Landlord may incur in thus effecting compliance with this Lease on behalf of Tenant, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise; and/or

(v) Pursue any other right or remedy available to Landlord at law or in equity.

(c) Pursuit by Landlord of any of the foregoing remedies shall not preclude the pursuit of any damages incurred, or of any of the other remedies provided herein or available, at law or in equity.

(d) No act or thing done by Landlord or Landlord’s employees or agents during the Term shall be deemed an acceptance of a surrender of the Premises. Neither the mention in this Lease of any particular remedy, nor the exercise by Landlord of any particular remedy hereunder, or at law or in equity, shall preclude Landlord from any other remedy Landlord might have under this Lease, or at law or in equity. Any waiver of or redress for any violation of any covenant or condition contained in this Lease or any of the Rules now or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant in this lease shall not be deemed a waiver of such breach.

17. HOLDING OVER.

(a) At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Substances closure plan for the Premises (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (i) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Legal Requirements, including laws pertaining to the surrender of the Premises, (ii) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (iii) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section shall survive the expiration or earlier Termination of the Lease.

(b) On the Expiration Date, Tenant shall yield up the Premises to Landlord in the same condition and repair in which the Premises were on the Term Commencement Date, or as the same may have been improved during the Term, reasonable wear and tear, obsolescence excepted, and subject to fire and casualty and condemnation which shall be governed by the applicable provisions of this Lease. Tenant shall not be required to remove any Tenant Improvements or alterations or other improvements to the Premises permitted by Landlord unless Landlord’s consent thereto was conditioned in writing upon removal thereof. Tenant shall, however, have the right to remove any trade fixtures or equipment, provided it shall repair any damage to the Premises resulting therefrom.

(c) If Tenant remains in possession of the Premises for not more than sixty (60) days after expiration of the Term, or after any permitted termination of the Lease by Landlord, with Landlord’s acquiescence and without any written agreement between the parties, such tenancy shall be subject to all the provisions hereof, except that the Monthly Base Rental for said holdover period shall be one hundred fifty (150%) of the amount of Rent due in the last full month of the Term, and in addition, Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages. There shall be no renewal of this Lease by operation of law. Nothing in this Section shall be construed as a consent by Landlord to the possession of the Premises by Tenant after the expiration or earlier termination of the Term.

(d) If Tenant remains in possession of the Premises for more than sixty (60) days after expiration of the Term, or after any permitted termination of the Lease by Landlord, with Landlord’s acquiescence and without any written agreement between the parties, Tenant shall be a tenant at sufferance and such tenancy shall be subject to all the provisions hereof, except that the Monthly Base Rental for said holdover period shall be double the amount of Rent due in the last full month of the Term and in addition, Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages. There shall be no renewal of this Lease by operation of law. Nothing in this Section shall be construed as a consent by Landlord to the possession of the Premises by Tenant after the expiration or earlier termination of the Term.

18. QUIET ENJOYMENT.

Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Legal Requirements and rights of record to which this Lease is or may become subordinate, including the REA and the Ground Lease. This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.

19. MUTUAL REPRESENTATION OF AUTHORITY.

(a) Landlord and Tenant represent and warrant to each other that they have full right, power and authority to enter into this Lease without the consent or approval of any other entity or person and each party makes these representations knowing that the other party will rely thereon.

(b) The signatories on behalf of Landlord and Tenant further represent and warrant that each has full right, power and authority to act for and on behalf of Landlord and Tenant in entering into this Lease.

20. LANDLORD’S LIABILITY.

(a) Tenant hereby agrees for itself and each succeeding holder of Tenant’s interest, or any portion thereof, hereunder, that any judgment, decree or award obtained against Landlord, or any succeeding owner of Landlord’s interest, which is in any manner related to this Lease, the Premises, or Tenant’s use or occupancy of the Premises, whether at law or in equity, shall be satisfied only out of Landlord’s interest in the Property and neither Landlord nor any of its partners, Affiliates or Affiliated Officers shall have any personal liability under this Lease or be liable for any special, exemplary or consequential damages arising under this lease.

21. REAL ESTATE BROKERS.

(a) Tenant represents that Tenant has dealt directly with and only with Richard Schuchts of Savills Studley Occupier Services (“Tenant’s Broker”) and Landlord’s Broker (as defined below) in connection with this Lease. Tenant’s Broker shall be paid by Landlord’s Broker pursuant to a separate agreement between Landlord’s Broker and Tenant’s Broker, and neither Tenant nor Tenant’s Broker shall have any claim against Landlord for any commission or other payment owed or claimed to be owed to Tenant’s Broker. Tenant agrees to defend, indemnify and save harmless Landlord against all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and other costs of defense) arising from Tenant’s breach of this representation.

(b) Landlord represents that Landlord has dealt directly with and only with Blanca Commercial Real Estate (“Landlord’s Broker”) and Tenant’s Broker in connection with this Lease, and Landlord’s Broker’s commission shall be paid by Landlord pursuant to separate agreement. Landlord hereby agrees to defend, indemnify and save harmless Tenant against all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and other costs of defense) arising from Landlord’s breach of this representation.

22. ATTORNEYS’ FEES.

In the event either party institutes legal proceedings against the other for breach of or interpretation of any of the terms, conditions or covenants of this Lease, the party against whom a judgment is entered shall pay all reasonable costs and expenses relative thereto, including reasonable attorneys’ fees of the prevailing party.

23. ESTOPPEL CERTIFICATE.

(a) At any time during the period beginning on the Effective Date and ending with the termination of this Lease, Tenant shall, within twenty (20) days of the request by Landlord, execute, acknowledge and deliver to Landlord, any Mortgagee, prospective Mortgagee, Lessor, or any prospective purchaser or transferee of the Property, the Building, or both (as designated by Landlord), or any mortgagee or prospective mortgagee of such prospective purchaser or transferee, an estoppel certificate substantially in the form attached to this Lease as Exhibit I or in such other form as Landlord or such other requesting party may from time to time require, evidencing (a) whether or not this Lease is in full force and effect; (b) whether or not this Lease has been amended in any way (and indicating any such amendments); (c) whether or not Tenant has accepted and is occupying the Premises; (d) to the best of its knowledge whether or not there are any existing defaults on the part of Landlord hereunder or defenses or offsets against the enforcement of this Lease to the knowledge of Tenant (specifying the nature of such defaults, defenses or offsets, if any); (e) the date to which Rent and other amounts due hereunder, if any, have been paid, including any amounts which are paid in advance; (f) the specific dates of any milestone dates contained in the Lease; and (g) any such other information as may be reasonably requested by Landlord. Each certificate delivered pursuant to this Section may be relied on by Landlord, any prospective purchaser or transferee of Landlord’s interest hereunder, or any Mortgagee or prospective Mortgagee, or any Ground Lessor.

(b) At any time during the period beginning with the execution of this Lease and ending with the Termination of this lease, Landlord shall, within twenty (20) days of the request by Tenant, but not more than two (2) times in any calendar year, execute, acknowledge and deliver to Tenant an estoppel certificate in recordable form, or in such other form as Tenant may from time to time require, evidencing (i) whether or not this Lease is in full force and effect; (ii) whether or not this Lease has been amended in any way (and indicating any such amendments); (iii) whether or not Tenant has accepted and is occupying the Premises; (iv) whether or not there are any existing defaults on the part of Tenant hereunder or defenses or offsets against the enforcement of this Lease to the knowledge of Landlord (specifying the nature of such defaults, defenses or offsets, if any); (v) the date to which Rent and other amounts due hereunder, if any, have been paid; (vi) the specific dates of any milestone dates contained in the Lease; and (vii) any such other information as may be reasonably requested by Tenant. Each certificate delivered pursuant to this Section may be relied on by Tenant, any prospective purchaser or transferee of Tenant.

(c) Any estoppel certificate executed by Landlord or Tenant shall be for the sole benefit of the third party named in such estoppel certificate or its designee(s). No estoppel certificate, regardless of its contents, shall effectuate an amendment of the terms and provisions of this Lease.

24. NO RECORDING.

Landlord and Tenant agree not to record this Lease or any memorandum thereof.

25. WAIVERS.

LANDLORD AND TENANT EACH HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH ANY MATIER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OR INJURY OR DAMAGE. TENANT HEREBY WAIVES ANY RIGHT TO FILE A NON-MANDATORY COUNTERCLAIM AGAINST LANDLORD IN ANY SUMMARY DISPOSSESS OR SIMILAR PROCEEDING.

26. GOVERNING LAW.

This lease shall be construed and interpreted in accordance with the laws of the state where the Premises are located, except for its conflict of law rules, and the parties hereby agree that any disputes involving this Lease shall be resolved in Miami Dade County, Florida.

27. NOTICES.

Any notice by either party to the other shall be in writing and shall be deemed to be duly given only if delivered personally or sent by registered or certified mail return receipt requested, or overnight delivery service, to the following:

If to Tenant prior to the Term Commencement Date:

Longeveron, LLC
1951 NW 7th Avenue
Suite 300
Miami, FL 33136
Attention: Suzanne Liv Page, Chief Operating Officer
Email: spage@longeveron.com

If to Tenant after the Term Commencement Date:

Longeveron, LLC
1951 NW 7th Avenue
Suite 520
Miami, FL 33136
Attention: Suzanne Liv Page, Chief Operating Officer
Email: spage@longeveron.com

with a copy to:

Fuerst Ittleman David & Joseph, PL
1001 Brickell Bay Drive
32nd Floor
Miami, Florida 33131
Attention: Mitchell S. Fuerst
Email: mfuerst@fuerstlaw.com

If to Landlord:

Wexford Miami, LLC
17190 Bernando Center Drive
San Diego, California 92128
Attn: Vice President, Real Estate Legal

And:

c/o Wexford Science & Technology
801 W. Baltimore Street, Suite 505
Baltimore, MD 21201

Attention:	S. Nelson Weeks, Senior Vice President and General Counsel and Mark S. Korczakowski, Vice President

Fax No.: (410) 864-6860
sandy.weeks@wexfordscitech.com
mark.korczakowski@wexfordscitech.com

with a copy to:

Ballard Spahr LLP
1735 Market Street
51st Floor
Philadelphia, PA 19103-7599
Attention: Bart I. Mellits, Esquire
Fax No.: (215) 864-9895
mellits@ballardspahr.com

Notices shall also be effective if sent by either fax or e-mail to the fax numbers and e-mail addresses set forth above upon system confirmation, provided that an additional notice is given in accordance with one of the other methods set forth in the first sentence of this section. Notice shall be deemed to have been given on the date received or refused, if delivered personally, by overnight delivery service, by fax or e-mail or, if mailed, three (3) business days after the date postmarked. Notices under this Lease may be given by counsel.

28. COUNTERPARTS, FAX AND E-MAIL SIGNATURES.

This Lease may be executed in one or more counterparts each one of which shall be deemed an original. E-mail and facsimile signatures shall also be sufficient to bind the parties hereto.

29. ENTIRE AGREEMENT.

This Lease and the Exhibits and Schedules hereto constitute the entire agreement between the parties, there being no other terms, oral or written, except as herein expressed. The failure of either party to insist in any instance on strict performance of any covenant or condition hereof, or to exercise any option herein contained, shall not be construed as a waiver of such covenant, condition or option in any other instance. No modification of this Lease shall be binding on the parties unless it is in writing and signed by both parties hereto.

30. SEVERABILITY AND INTERPRETATION.

(a) If any clause or provision of this Lease shall be deemed illegal, invalid or unenforceable under present or future laws effective during the Term, the remainder of this Lease shall not be affected by such illegality, invalidity or unenforceability, and in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

(b) Should any provisions of this Lease require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party or the other by reason of the rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties hereto have participated in the preparation of this Lease.

(c) Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition. Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligations under this Lease are independent and shall not be conditioned upon performance by Landlord.

31. HEIRS, SUCCESSORS, AND ASSIGNS - PARTIES.

(a) The provisions of this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective permitted successors, heirs, legal representatives and assigns, it being understood that the term “Landlord” as used in this Lease means only the owner or prime lessee (or the ground lessee) for the time being of the Property and Building of which the Premises are a part, so that in the event of any sale or sales of said Property or assignment of the prime lease (or of any ground lease thereof), Landlord named herein shall be and hereby is entirely released of all covenants and obligations of Landlord hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, assignee, or the ground lessee, as the case may be, has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder during the period such party has possession of the Property and Building. Should the Property and the entire Building be severed as to ownership by sale and/or lease, then the owner of the entire Building or lessee of the entire Building that has the right to lease space in the Building to tenants shall be deemed “Landlord”. Tennant shall be bound to any such succeeding party for performance by Tenant of all the terms, covenants, and conditions of this Lease and agrees to attorn (and execute any attornment agreement not in conflict with the terms and provisions of this Lease at the request of any such party) to any such succeeding party.

(b) The parties “Landlord” and “Tenant” and pronouns relating thereto, as used herein, shall include male, female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

32. SURVIVAL.

Except as otherwise set forth herein, any obligations of Tenant and Landlord, as set forth herein (including, without limitation, Tenant’s rental and other monetary obligations, repair obligations, and obligations to indemnify Landlord), shall survive the expiration or earlier termination of this Lease.

33. FORCE MAJEURE.

Except as provided for herein, Landlord and Tenant shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of the terms, covenants, and conditions of this Lease when prevented from so doing by Force Majeure, provided, however, that Force Majeure shall not excuse delays in the payment of money.

34. TIME OF THE ESSENCE.

All time for payments and performance herein and all notice and cure periods are of the essence of the agreement between the parties hereto.

35. HEADINGS.

The headings in this Lease are included for convenience only and shall not be taken into consideration in any construction or interpretation of any part of this Lease.

36. RULES AND REGULATIONS.

The Rules and Regulations set forth in Exhibit D (the “Rules”) are a part of this Lease. Landlord may from time to time amend, modify, delete or add new and additional and non-discriminatory Rules for the use, operation, safety, cleanliness and care of the Premises, the Common Area and the Property. Such new or modified Rules shall be effective upon notice thereof to Tenant, but shall not materially increase Tenant’s obligations under the Lease or decrease Tenant’s rights hereunder. Tenant will cause its employees and agents, or any others permitted by Tenant to occupy or enter the Premises to at all times abide by all reasonable and non-discriminatory Rules. In the event of any breach of any Rules, Landlord shall have all remedies in this Lease provided for in the Event of Default by Tenant and shall, in addition, have any remedies available at law or in equity, including but not limited to, the right to enjoin any breach of such Rules. Landlord shall not be responsible to Tenant for the nonobservance by any other tenant or person of any Rules. Landlord agrees to use commercially reasonable efforts to enforce the Rules uniformly against all tenants at the Building.

37. LEASE BINDING UPON DELIVERY; NO OPTION.

Submission of this Lease for examination and negotiation does not constitute an option to lease or reservation of space for the Premises. This Lease shall be effective only when executed by both parties and received by Landlord. If this Lease has been submitted to Tenant in form already signed by Landlord, it evidences only Landlord’s offer to enter into this Lease on the exact terms provided as delivered, which offer may be revoked at any time and which may additionally expire at any certain time established by Landlord in writing.

38. TENANT’S FINANCIAL STATEMENTS.

To induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request, the most recent year-end unconsolidated financial statements reflecting Tenant’s current financial condition audited by a nationally recognized accounting firm. Tenant shall, within ninety (90) days after the end of Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s year-end unconsolidated financial statements for the previous year audited by a nationally recognized accounting firm. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. Notwithstanding the foregoing, Landlord, its employees and agents shall keep confidential any such financial statements or information is released to Landlord.

39. RENEWAL OPTION.

Tenant shall have two (2) options (each and “Option”) to extend the Term by consecutive periods of sixty (60) months each, as to the entire Premises (and no less than the entire Premises), upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as this Lease, except as follows:

(a) Base Rental at the commencement of the applicable Option term shall equal ninety-five percent (95%) the then-current fair market value for comparable office and laboratory space in tile Miami metropolitan submarket of comparable age, quality, and level of finish (“FMV”), and in each case shall be further increased on each annual anniversary of the Option term commencement date by two and one-half percent (2.5%). Tenant may, no more than twelve (12) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the next Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise an Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (i) the size of the Premises, (ii) the length of the Option term, (iii) rent in comparable buildings in the relevant market, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (iv) Tenant’s creditworthiness. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising an Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of laboratory research and development leasing in the applicable submarket of Miami (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the American Arbitration Association or any successor organization thereto (the “AAA”). The Baseball Arbitrator selected by the parties or designated by the AAA shall (y) have at least ten (l0) years’ experience in the leasing of laboratory/research and development space in the applicable submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rental payable for the applicable Option term. If, as of the commencement date of an Option term, the amount of Base Rental payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rental equal to the Base Rental payable with respect to the last year of the then-current Term. After the final determination of Base Rental payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rental to be paid during the applicable Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

(b) An Option is not assignable separate and apart from this Lease.

(c) Each Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least nine (9) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of each Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this Section.

(d) Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise an Option:

(i) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(ii) At any time after any Event of Default as described in Section 16 of the lease (provided, however, that, for purposes of this Section 39(d), Landlord shall not be required to provide Tenant with notice of such Event of Default) and continuing until Tenant cures any such Event of Default, if such Event of Default is susceptible to being cured.

(e) The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 39(d).

40. GROUND LEASE PROVISIONS.

(a) Attornment.

(i) If for any reason the Ground Lease is terminated, then at Ground Lessor’s request, Tenant shall attorn to Ground Lessor and shall recognize Ground Lessor as Tenant’s Landlord under this Lease.

(ii) Tenant shall execute and deliver, upon the request of Ground Lessor, an instrument evidencing its agreement to attorn to Ground Lessor, except that no such document may materially increase any of the Tenant’s obligations under this Lease or materially decrease any of Tenant’s rights under this Lease.

(iii) Tenant waives the provisions of any statute or rule of law which may give Tenant any right of election to terminate this Lease or to surrender possession of the Premises in the event the Ground Lease terminates, and agrees that this Lease shall not be affected in any way whatsoever by such termination.

(b) Required Provisions.

(i) In no event shall the Term of this Lease end later than one day prior to the Term Expiration Date (as defined in the Ground Lease) of the Ground Lease.

(ii) An executed copy of this Lease shall be delivered to Ground Lessor within thirty (30) days of the Effective Date.

(iii) This Lease shall be subject and subordinate to the Ground Lease, to all of the terms, covenants, conditions, provisions, agreements and conditions contained in the Ground Lease and to the matters to which the Ground Lease is or shall be subordinate, so that, without limitation, all of the terms with which Landlord is bound to comply under the Ground Lease shall be binding upon Tenant with respect to the Property (as defined in the Ground Lease), including without limitation, the restrictions on use, prohibitions on encumbrances on the interest of Ground Lessor in the Property (as defined in the Ground Lease), the Improvements (as defined in the Ground Lease) and the Surrounding Area (as defined in the Ground Lease) and the rights of Ground Lessor to enter onto the Premises.

(iv) Tenant shall not pay its monthly payment of Rent more than thirty (30) days in advance of when due.

(v) Tenant shall not use the name “University of Miami” or any words or phrases similar thereto or suggesting any affiliation with the University of Miami (except in connection with Tenant’s street address or other reference relating to location) without the prior written consent of Ground Lessor; provided, however, Tenant may use the name “University of Miami Life Science & Technology Park”, the approved logo for the Park and pictures of the Building in its advertising and promotional materials, as each of the same may be modified or updated from time to time.

(vi) Tenant shall comply with any and all provisions and make any necessary notifications and/or disclosures required by any applicable Governmental Authority (as defined in the Ground Lease).

(vii) Section 42 of this Lease requires payment by Tenant of parking rent and/or charges in amounts not less than market rents and/or charges as they may exist from time to time throughout the Term and any Renewal Terms.

41. SECURITY DEPOSIT.

(a) Tenant shall deposit with Landlord on or before the Effective Date a sum equal to nine (9) months of Base Rental due under this Lease (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Effective Date and ending upon the expiration or termination of Tenant’s obligations under this Lease. If Tenant defaults with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) business days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Section 41 shall survive the expiration or earlier termination of this Lease.

(b) In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

(c) Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.

(d) If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

(e) If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds or Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit. Landlord shall not be required to credit Tenant with any interest on the Security Deposit.

(f) The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion. Tenant may at any time, except when Tenant is in default, delivery a letter of credit (the “L/C Security”) as the entire Security Deposit, as follows:

(i) If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is three (3) months after the then-current Expiration Date, a letter of credit in the form of Exhibit H issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. Landlord may require the L/C Security to be re-issued by a different issuer at any time during the Term if Landlord reasonably believes that the issuing bank of the L/C Security is or may soon become insolvent; provided, however, Landlord shall return the existing L/C Security to the existing issuer immediately upon receipt of the substitute L/C Security. If any issuer of the L/C Security shall become insolvent or placed into FDIC receivership, then Tenant shall immediately deliver to Landlord (without the requirement of notice from Landlord) substitute L/C Security issued by an issuer reasonably satisfactory to Landlord, and otherwise conforming to the requirements set forth in this Article. As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks). If, at the Expiration Date, any Rent remains uncalculated or unpaid, then (i) Landlord shall with reasonable diligence complete any necessary calculations, (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security. Tenant shall reimburse Landlord’s legal costs (as estimated by Landlord’s counsel) in handling Landlord’s acceptance of L/C Security or its replacement or extension.

(ii) If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held.

(iii) Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if (i) an uncured default exists, (ii) as of the date forty-five (45) days before any L/C Security expires (even if such scheduled expiry date is after the Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) six (6) months after the then-current Expiration Date or (2) the date one year after the then-current expiry date of the L/C Security, (iii) the L/C Security provides for automatic renewals, Landlord asks the issuer to confirm the current L/C Security expiry date, and the issuer fails to do so within ten (l0) business days, (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security or (v) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by overnight courier or facsimile). This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.

(iv) Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for L/C Security, causing Tenant no legally recognizable damage. Landlord shall bold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous.

(g) If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within five (5) business days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary. If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

(h) If Tenant receives outside funding in excess of $12 million dollars (the “Outside Funding”), then the amount of the Security Deposit shall be reduced to a sum equal to four (4) months of Base Rental. In such event, Tenant shall provide evidence of receipt of such funding that is reasonably acceptable to Landlord (including an updated balance sheet showing a net worth of at least $12 million dollars that is certified by an officer of Tenant), and Landlord shall refund the balance of the Security Deposit within thirty (30) days thereafter. In addition, if Tenant has received the Outside Funding, then one (1) year after the Term Commencement Date, the amount of the Security Deposit shall be further reduced to a sum equal to three (3) months of Base Rental, and Landlord shall refund the balance of the Security Deposit within thirty (30) days thereafter.

42. PARKING.

Landlord intends that parking for the Building (and the occupants thereof, including, without limitation, the Tenant, and their respective employees, guests and invitees) shall be provided by a parking lot located adjacent to the Building (hereinafter, the “Parking Lot”). Beginning on the Term Commencement Date and continuing throughout the Term hereof (for so long as the Parking Lot remains open and is not the subject of a casualty or condemnation), and to the extent spaces are available Tenant shall have the non-exclusive, revocable license to use (and Tenant shall be obligated to pay Landlord, as set forth below, for) up to thirty (30) parking space(s) in the Parking Lot for use by Tenant and its employees, guests and invitees, of which five (5) shall be reserved spaces and the balance shall be unreserved. Commencing on the Term Commencement Date and continuing throughout the Term, Tenant shall pay to Landlord (or, upon notice from Landlord, shall pay directly to such other party as Landlord shall direct) in advance on the first day of each month the applicable parking fee for such parking space, which shall be the then-current monthly rate charged to the general public by Landlord or the operator of the Parking Lot, as the same may change from time to time (the “Parking Rate”). The location of Tenant’s reserved parking spaces shall be as shown on Exhibit J attached hereto. Upon the occurrence of an Event of Default that continues beyond applicable notice and cure periods, Landlord shall have the right to revoke any reserved parking spaces, in which case such spaces shall become unreserved spaces. The parking fee for each reserved parking space shall be double the Parking Rate for an unreserved space, and Tenant shall be responsible for the costs of any signage identifying the reserved spaces. In no event may Tenant sublet, assign or otherwise transfer the right to use any of the parking spaces. Notwithstanding the foregoing, Landlord may terminate Tenant’s right to use the Parking Lot if and when any substitute parking lot or parking garage is made available to Tenant. In such event, the Parking Fee for parking spaces at the new parking lot or parking garage may be increased to an amount not to exceed the then-current rate being charged for monthly parking in such parking lot or garage. Notwithstanding the foregoing, if the Parking Lot shall not be accessible to Tenant, Landlord agrees that it shall provide the same number of substitute parking for the use of Tenant and its employees, guests and invitees at the then-current market rate at all times during the Term and any extensions thereof in a location within a reasonable proximity to the Building.

43. EB-5 / REPORTING.

(a) Tenant acknowledges that Landlord has financed a portion of the cost of constructing the Building through a loan (the “EB-5 Loan”) from BirchLEAF Miami Life Science Fund, L.P. (the “BirchLEAF Fund”). The EB-5 Loan was a material inducement to Landlord to undertake the construction and development of the Building, and compliance (a) by Landlord with the regulations, guidelines and/or reporting requirements established by the BirchLEAF Fund from time to time (the “Loan Requirements”), and (b) by Landlord’s tenants with the reporting requirements established by the BirchLEAF Fund from time to time regarding the number of employment and jobs created at the Building and such tenants’ premises, is necessary for Landlord’s continuing eligibility for the EB-5 Loan. For this purpose, Tenant hereby agrees (i) to fully and accurately complete and deliver to Landlord, within a reasonable time after written request by Landlord, such reporting forms provided by Landlord regarding employment and jobs created at the Premises as may be required by the BirchLEAF Fund from time to time, and (ii) to cooperate with Landlord in complying with the Loan Requirements and to provide any information related thereto and requested by Landlord from time to time within a reasonable time after written request therefor. Tenant hereby designates Suzanne Page as Tenant’s contact person to assist Landlord with its compliance with the Loan Requirements. Notwithstanding anything contained herein to the contrary, Tenant shall not be an obligor under such loon and shall not be liable if Tenant fails to create new jobs or if Landlord fails to comply with the Loon Requirements (unless Landlord’s failure to comply with the Loan Requirements is due to Tenant’s failure to comply with the Terms of this Section 43).

(b) Landlord has financed, or may in the future finance from time to time, all or a portion of the construction of certain improvements on portions of the Property (or other property owned or leased by Landlord or its affiliates in the vicinity of the Property) with certain loans and/or grants that require Landlord to submit reports and information to the lending and/or granting organization. For this purpose, Tenant hereby agrees (i) to fully and accurately complete and deliver to Landlord, within a reasonable time after written request by Landlord, such reports and/or other information (including, without limitation, salary information regarding Tenant’s employees at the Premises) as may be required by the aforementioned lending and/or granting organization(s) from time to time, and (ii) to cooperate with Landlord in complying with the requirements of such loans and/or grants and to provide any information related thereto and requested by Landlord from time to time within a reasonable time after written request therefore.

44. SIGNAGE.

Signs on Tenant’s entrance door will be provided for Tenant by Landlord at Tenant’s expense. No advertisement, sign or other notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, except upon the interior doors as permitted by Landlord, which advertisement, signs or other notices shall be of Building standard order, size and style, and at such places as shall be designated by Landlord. In addition, Landlord shall provide in the lobby of the Building, at Landlord’s expense, a building directory which shall include Tenant’s name. Tenant shall have the right to affix a panel to the existing exterior monument sign at the Project, and any sign replacing the existing monument sign. Tenant’s monument sign panel shall be designed by Tenant, and may include only Tenant’s name and logo, and shall be consistent with Landlord’s design criteria. Tenant’s monument sign panel shall be fabricated by Tenant at Tenant’s sole cost and expense. In addition, Tenant shall have the right to install a temporary banner sign, with dimensions of approximately 60 feet wide by 13 feet high (the “Temporary Banner”), in the location shown on Exhibit K attached hereto, for a period of up to three (3) months after the Effective Date. The design of the Temporary Banner shall be subject to Landlord’s approval in its reasonable discretion. Installation and maintenance of the Temporary Banner shall be subject to all Applicable Laws, and Tenant shall be responsible at its sole expense for obtaining any required approvals for the Temporary Banner. Tenant shall immediately remove the Temporary Banner if Landlord, Tenant or any Governmental Authority determines that the Temporary Banner is not permitted. Landlord makes no representation that the Temporary Banner is permitted under Applicable Laws.

45. RIGHT OF FIRST REFUSAL.

(a) During the first (1st) year following the Effective Date only (The “ROFR Period”), subject to any other parties’ pre-existing rights with respect to Available ROFR Premises (as defined below), Tenant shall have a right of first refusal (“ROFR”) as to any rentable premises the fifth (5th) floor of the Building that is contiguous to the Premises for which Landlord is seeking a tenant (“Available ROFR Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFR Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its Terms. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, or enters into a new lease with such then-existing tenant or subtenant for the same premises, the affected space shall not be deemed to be Available ROFR Premises. In the event Landlord receives from a third party a bona fide offer to lease Available ROFR Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the terms and conditions of a proposed lease to Tenant of the Available ROFR Premises.

(b) Within ten (10) days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer. If Tenant fails to notify Landlord of Tenant’s election within such ten (10) day period, then Tenant shall be deemed to have elected not to lease the Available ROFR Premises.

(c) If Tenant timely notifies Landlord that Tenant elects to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available ROFR Premises to Tenant upon the terms and conditions set forth in the Notice of Offer.

(d) If Tenant notifies Landlord that Tenant elects not to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the ten (l0)-day period described above, then Landlord shall have the right to consummate the lease of the Available ROFR Premises on the same terms as set forth in the Notice of Offer following Tenant’s election (or deemed election) not to lease the Available ROFR Premises.

(e) Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFR during such period of time that Tenant is in default under any provision of this Lease. Any attempted exercise of the ROFR during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFR if Landlord has given Tenant two (2) or more notices of default under this Lease, whether or not the defaults are cured, during the twelve (l2) month period prior to the date on which Tenant seeks to exercise the ROFR.

(f) Notwithstanding anything in this Lease to the contrary, except in connection with an Exempt Transfer, Tenant shall not assign or transfer the ROFR, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

(g) If Tenant exercises the ROFR, Landlord does not guarantee that the Available ROFR Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFR Premises or for any other reason beyond Landlord’s reasonable control.

46. RIGHT OF FIRST OFFER.

(a) During 1he first two (2) years following the Term Commencement Date only, and subject to any other parties’ pre-existing rights with respect to Available ROFO Premises (as defined below), Tenant shall have a right of first offer (“ROFO”) as to any rentable premises on the fifth (5th) floor of the Building that is contiguous to the Premises and for which Landlord is seeking a tenant (“Available ROFO Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFO Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its Terms. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, or enters into a new lease with such then-existing tenant or subtenant, the affected space shall not be deemed to be Available ROFO Premises. In the event Landlord intends to market Available ROFO Premises, Landlord shall provide written notice thereof to Tenant, including a description of the Available ROFO Premises and the terms and conditions (including the rental rate) at which Landlord intends to offer the Available ROFO Premises (the “Notice of Marketing”).

(b) Within twenty (20) days following its receipt of a Notice of Marketing, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFO Premises on the terms and conditions contained in the Notice of Marketing. If Tenant fails to notify Landlord of Tenant’s election within such twenty (20) day period, then Tenant shall be deemed to have elected not to lease the Available ROFO Premises.

(c) If Tenant timely notifies Landlord that Tenant elects to lease all of the Available ROFO Premises, then Landlord and Tenant shall promptly enter into an amendment to the Lease adding the Available ROFO Premises to the Premises on the terms and conditions contained in the Notice of Marketing (provided, however, that notwithstanding the terms and conditions contained in the Notice of Marketing, Tenant shall be required to lease the Available ROFO Premises for at least the remainder of the then-current Term).

(d) If (i) Tenant notifies Landlord that Tenant elects not to lease the Available ROFO Premises, (ii) Tenant fails to notify Landlord of Tenant’s election within the twenty (20)-day period described above, then Landlord shall have the right to consummate a lease of the Available ROFO Premises at base rent not less than ninety percent (90%) of that stated in the Notice of Marketing. If Landlord does not lease the Available ROFO Premises within one hundred eighty (180) days after Tenant’s election (or deemed election) not to lease the Available ROFO Premises, then the ROFO shall be fully reinstated, and Landlord shall not thereafter lease the Available ROFO Premises without first complying with the procedures set forth in this Article.

(e) Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFO during such period of time that Tenant is in default under any provision of this Lease. Any attempted exercise of the ROFO during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFO if Landlord has given Tenant two (2) or more notices of default under this Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFO.

(f) Notwithstanding anything in this Lease to the contrary, except in connection with an Exempt Transfer, Tenant shall not assign or transfer the ROFO, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

(g) If Tenant exercises the ROFO, Landlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFO Premises or for any other reason beyond Landlord’s reasonable control.

47. RELOCATION TO NEW BUILDING.

Landlord and Tenant acknowledge and agree that Tenant has expressed an interest in relocating to any newly constructed building at the Park. In the event Landlord or an affiliate of Landlord constructs a new building at the Park, Tenant may request to relocate to such new building and to terminate this Lease upon such relocation, provided that Landlord may grant or deny such request in its sole discretion.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first written.

LANDLORD:

WITNESSES:		WEXFORD MIAMI, LLC,
a Delaware limited liability company
/s/ Jennifer Armstrong
Print Name:	Jennifer Armstrong
		By:	/s/ Mark Korczakowski
	/s/ Teresa Monteiro	Name:	Mark Korczakowski
Print Name:	Teresa Monteiro	Title:	V.P.

TENANT:

WITNESSES:		LONGEVERON, LLC,
a Delaware limited liability company
/s/ Suzanne Page
Print Name:	Suzanne Page
		By:	/s/ Joshua Hare
	/s/ Richard R. Schuchts	Name:	Joshua Hare, MD
Print Name:	Richard R. Schuchts	Title:	Chief Science Officer

schedule 1

payment instructions

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

Sch. 1-1

exhibit a

drawing of the premises

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

A-1

exhibit b

the land

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

B-1

exhibit c-1

work letter

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

C1-1

exhibit c-2

form of additional ti allowance acceptance letter

[tenant letterhead]

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

C2-1

exhibit c-3

insurance requirements

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

C3-1

exhibit c-4

form of lien waiver

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

C4-1

exhibit d

rules and regulations

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

D-1

exhibit e

form of rent commencement certificate

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

E-1

exhibit f

hazmat rules

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

F-1

exhibit g

form of report

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

G-1

exhibit h

letter of credit

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

H-1

exhibit i

form of estoppel certificate

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

I-1

exhibit j

reserved parking

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

J-1

exhibit k

temporary banner

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

K-1

exhibit l

existing building systems and equipment

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

L-1